EXHIBIT 2












                    STOCK PURCHASE AGREEMENT

                             between

                WESTINGHOUSE ELECTRIC CORPORATION
                            (Seller)

                               and
              ROLLINS ENVIRONMENTAL SERVICES, INC.
                             (Buyer)

                               for

                     NATIONAL ELECTRIC, INC.
                     A MINNESOTA CORPORATION

             Dated as of this 7th day of March, 1995

ARTICLE 1

SALE OF APTUS. . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.1  The Sale . . . . . . . . . . . . . . . . . . . . . . 1
          1.1.1  The Sale of the Shares. . . . . . . . . . . . 1

ARTICLE 2

PRICE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     2.1  Purchase Price . . . . . . . . . . . . . . . . . . . 1
     2.2  Payment of Purchase Price. . . . . . . . . . . . . . 2
          2.2.1  Closing Date Payment. . . . . . . . . . . . . 2
          2.2.2  Issuance of Securities. . . . . . . . . . . . 2
          2.2.3  Assumption of IDB Loan Agreement. . . . . . . 2
     2.3  Purchase Price Adjustment. . . . . . . . . . . . . . 2
          2.3.1  Post Closing Adjustment of
          Purchase Price . . . . . . . . . . . . . . . . . . . 2
          2.3.2  Adjustments Procedure . . . . . . . . . . . . 3
     2.4  Interest Payment on Cash . . . . . . . . . . . . . . 3

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . 3
     3.1  Organization; Power and Authority. . . . . . . . . . 3
     3.2  Authorization, Execution and Validity of
          Agreement. . . . . . . . . . . . . . . . . . . . . . 4
     3.3  Capitalization . . . . . . . . . . . . . . . . . . . 4
          3.3.1  NEI . . . . . . . . . . . . . . . . . . . . . 4
          3.3.2  Aptus . . . . . . . . . . . . . . . . . . . . 4
     3.4  Organizational Records . . . . . . . . . . . . . . . 5
     3.5  Financial Statements . . . . . . . . . . . . . . . . 5
     3.6  Absence of Undisclosed Liabilities . . . . . . . . . 5
     3.7  Absence of Certain Changes . . . . . . . . . . . . . 6
     3.8  No Conflict; Seller Consents . . . . . . . . . . . . 7
     3.9  Real Property. . . . . . . . . . . . . . . . . . . . 7
          3.9.1  Owned Real Property . . . . . . . . . . . . . 7
          3.9.2  Leased Real Property. . . . . . . . . . . . . 7
     3.10  Personal Property . . . . . . . . . . . . . . . . . 8
          3.10.1  Owned Personal Property. . . . . . . . . . . 8
          3.10.2  Leased Personal Property . . . . . . . . . . 8
          3.10.3  Computer and Telecommunications
                  Equipment and Software . . . . . . . . . . . 8
               3.10.3.1  Equipment . . . . . . . . . . . . . . 8
               3.10.3.2  Software. . . . . . . . . . . . . . . 8
          3.10.4  NEI Property . . . . . . . . . . . . . . . . 9
     3.11  Condition of Assets . . . . . . . . . . . . . . . . 9
     3.12  Insurance . . . . . . . . . . . . . . . . . . . . . 9
     3.13  Contracts . . . . . . . . . . . . . . . . . . . . . 9
     3.14  Inventory . . . . . . . . . . . . . . . . . . . . . 10
     3.15  Accounts Receivable . . . . . . . . . . . . . . . . 11
     3.16  Litigation. . . . . . . . . . . . . . . . . . . . . 11


     3.17  Laws and Permits. . . . . . . . . . . . . . . . . . 11
          3.17.1  Compliance with Laws . . . . . . . . . . . . 11
          3.17.2  Permits and Licenses . . . . . . . . . . . . 11
     3.18  Environmental Matters . . . . . . . . . . . . . . . 12
     3.19  Patents, Trademarks and Similar Rights. . . . . . . 13
          3.19.1  Intellectual Property.   . . . . . . . . . . 13
          3.19.2  Licenses; Infringement.  . . . . . . . . . . 13
     3.20  Employees . . . . . . . . . . . . . . . . . . . . . 13
          3.20.1  Employees. . . . . . . . . . . . . . . . . . 13
          3.20.2  Unions.. . . . . . . . . . . . . . . . . . . 13
          3.20.3  Employee and Consulting Contracts. . . . . . 14
          3.20.4  NLRB . . . . . . . . . . . . . . . . . . . . 14
     3.21  Employee Benefits . . . . . . . . . . . . . . . . . 14
          3.21.1  Plans.   . . . . . . . . . . . . . . . . . . 14
          3.21.2  Records.   . . . . . . . . . . . . . . . . . 14
          3.21.3  Actions.   . . . . . . . . . . . . . . . . . 15
          3.21.4  Funding.   . . . . . . . . . . . . . . . . . 15
          3.21.5  Multiemployer Plans. . . . . . . . . . . . . 15
          3.21.6  Acceleration of Benefits . . . . . . . . . . 15
     3.22  Taxes . . . . . . . . . . . . . . . . . . . . . . . 16
          3.22.1  Returns. . . . . . . . . . . . . . . . . . . 16
          3.22.2  Extensions.  . . . . . . . . . . . . . . . . 16
          3.22.3  Affiliated Groups.   . . . . . . . . . . . . 16
          3.22.4  Audits.  . . . . . . . . . . . . . . . . . . 16
     3.23  Brokers . . . . . . . . . . . . . . . . . . . . . . 16
     3.24  No Subsidiaries or Investments. . . . . . . . . . . 16
     3.25  Sufficiency of Assets . . . . . . . . . . . . . . . 16
     3.26  Bank Accounts . . . . . . . . . . . . . . . . . . . 17
     3.27  Certain Relationships . . . . . . . . . . . . . . . 17
     3.28  Full Disclosure . . . . . . . . . . . . . . . . . . 17
     3.29  Sophisticated Seller. . . . . . . . . . . . . . . . 17
     3.30  Schedule References . . . . . . . . . . . . . . . . 17

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . . . . . . 17
     4.1  Organization; Power and Authority. . . . . . . . . . 17
     4.2  Authorization, Execution and Validity. . . . . . . . 18
     4.3  No Conflict; Buyer Consents. . . . . . . . . . . . . 18
     4.4  Brokers. . . . . . . . . . . . . . . . . . . . . . . 18
     4.5  Purchase for Investment. . . . . . . . . . . . . . . 18

ARTICLE 5

COVENANTS OF SELLER. . . . . . . . . . . . . . . . . . . . . . 18
     5.1  Cooperation by Seller. . . . . . . . . . . . . . . . 18
     5.2  Pre-Closing Access to Information. . . . . . . . . . 18
     5.3  Conduct of Business. . . . . . . . . . . . . . . . . 19
          5.3.1  Business in Ordinary Course . . . . . . . . . 19
          5.3.2  Buyer's Consent . . . . . . . . . . . . . . . 20
          5.3.3  Representations and Warranties. . . . . . . . 20
     5.4  Further Assurances . . . . . . . . . . . . . . . . . 20
          5.4.1  Additional Documents. . . . . . . . . . . . . 20
          5.4.2  Certain Consents. . . . . . . . . . . . . . . 20
     5.5  Supplements to Schedules . . . . . . . . . . . . . . 21
     5.6  Certain Financial Covenants. . . . . . . . . . . . . 21
     5.7  Exclusive Dealing. . . . . . . . . . . . . . . . . . 22
     5.8  Closure and Post Closure Costs and Financial
          Assurances . . . . . . . . . . . . . . . . . . . . . 22
          5.8.1  Closing Date Closure and Post-Closure Costs
                 Defined . . . . . . . . . . . . . . . . . . . 22
          5.8.2  Financial Assurances Defined. . . . . . . . . 22
          5.8.3  Increases in Costs or Required Assurances . . 22
          5.8.4     Insurance Premium Payments . . . . . . . . 22
          5.8.5  Letters of Credit . . . . . . . . . . . . . . 22
     5.9  Right to Seller Business Post Closing. . . . . . . . 24
     5.10  Right to Seller Intellectual Property Post
           Closing . . . . . . . . . . . . . . . . . . . . . . 24
     5.11  MIS and Telecommunications Services Post Closing. . 24
     5.12  Intercompany Accounts . . . . . . . . . . . . . . . 25
     5.13  Preparation of Financial Statements . . . . . . . . 25
     5.14  . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     5.15  Leased Real Property. . . . . . . . . . . . . . . . 26
     5.16  Certain Environmental Clean-ups . . . . . . . . . . 26

ARTICLE 6

COVENANTS OF BUYER . . . . . . . . . . . . . . . . . . . . . . 26
     6.1  Cooperation by Buyer . . . . . . . . . . . . . . . . 26
     6.2  Due Diligence Activities . . . . . . . . . . . . . . 26
     6.3  Further Assurances . . . . . . . . . . . . . . . . . 26
     6.4  HSR Act Compliance . . . . . . . . . . . . . . . . . 26
     6.5  Release from Guarantees. . . . . . . . . . . . . . . 27
     6.6  Due Diligence - Post-Signing . . . . . . . . . . . . 27
     6.7  Repayment of Working Capital Advance . . . . . . . . 27

ARTICLE 7

MUTUAL COVENANTS . . . . . . . . . . . . . . . . . . . . . . . 27
     7.1  Employee Matters . . . . . . . . . . . . . . . . . . 27
          7.1.1  Employment. . . . . . . . . . . . . . . . . . 27
          7.1.2  Union Representation. . . . . . . . . . . . . 29
          7.1.3  Termination of Coverage Under Seller's
                 Employee Benefit Plans and Coverage Under
                 Buyer's Employee Benefit Plans. . . . . . . . 29
          7.1.4  Pension Plans . . . . . . . . . . . . . . . . 30
          7.1.5  Savings Program . . . . . . . . . . . . . . . 30
          7.1.6  Welfare and Fringe Benefits . . . . . . . . . 30
     7.2  Tax Covenants. . . . . . . . . . . . . . . . . . . . 30
          7.2.1  Apportionment of Income Taxes Between Pre-
                 Closing and Post-Closing Periods. . . . . . . 31
          7.2.2  Payment of Income Taxes . . . . . . . . . . . 31
          7.2.3  Preparation and Filing of Income Tax
                 Returns . . . . . . . . . . . . . . . . . . . 31
          7.2.4  Cooperation . . . . . . . . . . . . . . . . . 32
          7.2.5  Refund Claims . . . . . . . . . . . . . . . . 32
          7.2.6  Tax Sharing Agreements. . . . . . . . . . . . 32
          7.2.7  Notice of Audit . . . . . . . . . . . . . . . 32
          7.2.8  Audits Controlled by Seller . . . . . . . . . 32
          7.2.9  Audits Controlled by Buyer. . . . . . . . . . 33
          7.2.10  338(h)(10) Election. . . . . . . . . . . . . 33
          7.2.11  Net Operating Loss . . . . . . . . . . . . . 33
          7.2.12  Carrybacks . . . . . . . . . . . . . . . . . 33
     7.3  Books and Records. . . . . . . . . . . . . . . . . . 34
          7.3.1  Access.   . . . . . . . . . . . . . . . . . . 34
          7.3.2  Destruction . . . . . . . . . . . . . . . . . 34
          7.3.3  Confidentiality . . . . . . . . . . . . . . . 34
          7.3.4  Assistance. . . . . . . . . . . . . . . . . . 34
     7.4  Non-Competition. . . . . . . . . . . . . . . . . . . 34
     7.5  Access to Information. . . . . . . . . . . . . . . . 37
     7.6  Non-Solicitation of Employees. . . . . . . . . . . . 37
     7.7  Rights Agreement . . . . . . . . . . . . . . . . . . 38
     7.8  Remarketing of IDBs and Cost Sharing . . . . . . . . 38
          7.8.1     Initial Remarketing. . . . . . . . . . . . 38
          7.8.2     Remarketing of IDBs. . . . . . . . . . . . 38
          7.8.3     Effective Conversion Date. . . . . . . . . 38
               7.8.3.1   Option of Buyer . . . . . . . . . . . 38
               7.8.3.2   Option of Seller. . . . . . . . . . . 39
          7.8.4     IDB Cost Sharing . . . . . . . . . . . . . 40
               7.8.4.1   Calculation and Payment . . . . . . . 40
          7.8.5     Cooperation. . . . . . . . . . . . . . . . 40
               7.8.5.1   Remarketing Agent . . . . . . . . . . 41
               7.8.5.2   Interest Rate Cap . . . . . . . . . . 41
          7.8.6     Underwriting Costs . . . . . . . . . . . . 41
          7.8.7     Conversion . . . . . . . . . . . . . . . . 41
          7.8.8     Rebate Obligation. . . . . . . . . . . . . 41

ARTICLE 8

CONDITIONS PRECEDENT TO CLOSING. . . . . . . . . . . . . . . . 41
     8.1  Conditions Precedent to Buyer's Obligations. . . . . 41
          8.1.1  Accuracy of Representations and Warranties. . 41
          8.1.2  Litigation. . . . . . . . . . . . . . . . . . 42
          8.1.3  Covenants . . . . . . . . . . . . . . . . . . 42
          8.1.4  Deliveries. . . . . . . . . . . . . . . . . . 42
          8.1.5  Consents. . . . . . . . . . . . . . . . . . . 42
          8.1.6     Customers. . . . . . . . . . . . . . . . . 42
          8.1.7  No Material Adverse Effect. . . . . . . . . . 42
     8.2  Conditions Precedent to Seller's Obligations . . . . 42
          8.2.1  Truth of Representations and Warranties . . . 42
          8.2.2  Litigation. . . . . . . . . . . . . . . . . . 42
          8.2.3  Covenants . . . . . . . . . . . . . . . . . . 42
          8.2.4  Deliveries. . . . . . . . . . . . . . . . . . 42
          8.2.5  [Intentionally Left Blank]. . . . . . . . . . 43
          8.2.6  Permits . . . . . . . . . . . . . . . . . . . 43

ARTICLE 9

CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     9.1  Time and Place . . . . . . . . . . . . . . . . . . . 43
     9.2  Deliveries by Seller . . . . . . . . . . . . . . . . 43
     9.3  Deliveries by Buyer. . . . . . . . . . . . . . . . . 44

ARTICLE 10

TERMINATION PRIOR TO CLOSING DATE. . . . . . . . . . . . . . . 45
     10.1  Termination . . . . . . . . . . . . . . . . . . . . 45
     10.2  Effect of Termination . . . . . . . . . . . . . . . 45
           10.2.1  General . . . . . . . . . . . . . . . . . . 45

ARTICLE 11

INDEMNIFICATION AND PROCEDURES . . . . . . . . . . . . . . . . 46
     11.1  Indemnification by Seller . . . . . . . . . . . . . 46
     11.2  Indemnification by Buyer. . . . . . . . . . . . . . 47
     11.3  Notice and Resolution of Claim. . . . . . . . . . . 48
           11.3.1  Notice. . . . . . . . . . . . . . . . . . . 48
           11.3.2  Right to Assume Defense . . . . . . . . . . 48
           11.3.3  Failure to Assume Defense . . . . . . . . . 48
     11.4  Limits on Indemnification . . . . . . . . . . . . . 48
     11.5  Survival. . . . . . . . . . . . . . . . . . . . . . 49
     11.6  Exclusive Remedy. . . . . . . . . . . . . . . . . . 49
     11.7  No Mitigation . . . . . . . . . . . . . . . . . . . 50
     11.8  Indemnity Payments. . . . . . . . . . . . . . . . . 50
     11.9  Buyer's Cooperation . . . . . . . . . . . . . . . . 50
     11.10 Payment and Assignment of Claims. . . . . . . . . . 50
          11.10.1  Payment . . . . . . . . . . . . . . . . . . 50
          11.10.2  Assignment. . . . . . . . . . . . . . . . . 50
     11.11  Other Beneficiaries. . . . . . . . . . . . . . . . 50
     11.12  Consequential Damages; Other Limitations . . . . . 50

ARTICLE 12

CERTAIN ENVIRONMENTAL MATTERS. . . . . . . . . . . . . . . . . 51
     12.1  Seller's Environmental Responsibility . . . . . . . 51
           12.1.1  Seller Indemnity. . . . . . . . . . . . . . 51
     12.2  Buyer Environmental Responsibility. . . . . . . . . 51
     12.3  Identified Environmental Concerns . . . . . . . . . 52
     12.4  Off-Site Disposal . . . . . . . . . . . . . . . . . 52
     12.5  Environmental Violations. . . . . . . . . . . . . . 52
     12.6  Third Party Environmental Claim . . . . . . . . . . 52
     12.7  Government Remediation Claim. . . . . . . . . . . . 53
     12.8  Limitations and Deductibles . . . . . . . . . . . . 53
     12.9  Miscellaneous . . . . . . . . . . . . . . . . . . . 54
     12.10  Certain Remediation Activities . . . . . . . . . . 55
          12.10.1  Coffeyville Contamination . . . . . . . . . 55
               12.10.1.1  Responsibility of Seller . . . . . . 55
               12.10.1.2  TCE Cost Sharing . . . . . . . . . . 55
               12.10.1.3  Survival . . . . . . . . . . . . . . 55
          12.10.2  Control . . . . . . . . . . . . . . . . . . 56
          12.10.3  Access. . . . . . . . . . . . . . . . . . . 56
          12.10.4  Cooperation . . . . . . . . . . . . . . . . 56
          12.10.5  Monitoring and Sampling . . . . . . . . . . 57
          12.10.6  Conduct . . . . . . . . . . . . . . . . . . 57



ARTICLE 13

DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . 57

ARTICLE 14

MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . 66
     14.1  Severability. . . . . . . . . . . . . . . . . . . . 66
     14.2  Successors and Assigns. . . . . . . . . . . . . . . 66
     14.3  Counterparts. . . . . . . . . . . . . . . . . . . . 66
     14.4  Headings. . . . . . . . . . . . . . . . . . . . . . 66
     14.5  Waiver. . . . . . . . . . . . . . . . . . . . . . . 66
     14.6  No Third-Party Beneficiaries. . . . . . . . . . . . 67
     14.7  Sales and Transfer Taxes. . . . . . . . . . . . . . 67
     14.8  Other Expenses. . . . . . . . . . . . . . . . . . . 67
     14.9  Notices . . . . . . . . . . . . . . . . . . . . . . 67
     14.10  Governing Law; Interpretation. . . . . . . . . . . 68
     14.11  Public Announcements . . . . . . . . . . . . . . . 68
     14.12  Arbitration. . . . . . . . . . . . . . . . . . . . 68
     14.13  Financial Projections. . . . . . . . . . . . . . . 69
     14.14  Confidentiality. . . . . . . . . . . . . . . . . . 69
     14.15  Entire Agreement; Amendment. . . . . . . . . . . . 70
     14.16  Further Assurances . . . . . . . . . . . . . . . . 70
     14.17  Exclusive Jurisdiction and Consent to Service of
            Process. . . . . . . . . . . . . . . . . . . . . . 70

                     STOCK PURCHASE AGREEMENT


          THIS STOCK PURCHASE AGREEMENT ("Agreement") is made as of this 7th day of March, 1995 by and between WESTINGHOUSE ELECTRIC CORPORATION, a Pennsylvania corporation ("Seller"), and ROLLINS ENVIRONMENTAL SERVICES, INC., a Delaware corporation ("Buyer").

                         R E C I T A L S

          A.  Seller through Aptus, Inc., a Delaware Corporation
("Aptus") is engaged in the sale of services related to the transportation, storage, laboratory analysis and incineration of certain types of hazardous waste. Seller's transportation, storage, laboratory analysis, incineration and certain of its sales functions are conducted through Aptus. The major facilities are located in Aragonite, Utah; Coffeyville, Kansas; Denver,
Colorado; Houston, Texas; and Lakeville, Minnesota. Seller also conducts certain related sales functions and provides related administrative support and information technology through facilities owned or leased directly by the Seller which are located in Pittsburgh, Pennsylvania. The foregoing business and operations shall collectively be referred to as "the Business."

          B.   Aptus is a wholly owned subsidiary of National
Electric, Inc., a Minnesota corporation ("NEI"), which is a wholly owned subsidiary of Seller.

          C. Buyer wishes to acquire from the Seller, and Seller wishes to sell to the Buyer all of the issued and outstanding shares of capital stock of NEI in the manner, for the consideration, and subject to the terms and conditions set forth herein;

          NOW, THEREFORE, Buyer and Seller, intending to be legally bound, hereby agree as follows:

ARTICLE 1

SALE OF APTUS

          1.1  The Sale.

               1.1.1 The Sale of the Shares. On the terms and subject to the conditions of this Agreement, on the Closing, Seller shall sell and assign to Buyer and Buyer shall purchase and acquire all of the Shares.





ARTICLE 2

PRICE

          2.1 Purchase Price. The total consideration for the purchase of the Business as set forth in Article 1 hereof shall be One Hundred Thirty-Five Million Dollars ($135,000,000) ("Purchase Price"). The Purchase Price shall be composed of:

          (a)  Six Million, Five Hundred Thousand Dollars
($6,500,000) (the "Cash"); plus

          (b) The assumption by Buyer of all of Seller's obligations and duties under that certain Loan Agreement, dated as of June 1, 1990, between Tooele County, Utah (the "Issuer") and the Seller (the "IDB Loan Agreement") entered into in connection with the issuance by the Issuer of in the aggregate Forty-Five Million Seven Hundred Thousand Dollars ($45,700,000) principal amount of its Variable Rate Hazardous Waste Treatment Revenue Bonds (Westinghouse Electric Corporation Project), Series A (the "IDBs"); plus

          (c) The issuance by Buyer to Seller of Senior Unsecured Debentures (the "Senior Unsecured Debentures") having an aggregate principal amount of Sixteen Million Eight Hundred Thousand Dollars ($16,800,000) and having terms and conditions set forth in the form of indenture on Exhibit 2.1 (c), as the same may be adjusted by an amendment to such indenture pursuant to Section 2.4; plus

          (d)  The issuance by Buyer to Seller of Subordinated
Convertible Debentures (the "Subordinated Debentures") having an aggregate principal amount of Sixty-Six Million Dollars
($66,000,000) and having terms and conditions set forth in the form of indenture on Exhibit 2.1 (d).

          2.2  Payment of Purchase Price.

               2.2.1  Closing Date Payment.  At the Closing,
Buyer shall pay the Cash to Seller by wire transfer in immediately available funds.

               Payment shall be made to a bank designated by Seller in writing not less than one business day prior to the Closing.

               2.2.2  Issuance of Securities.  At the Closing,
Buyer shall issue to Seller the Senior Unsecured Debentures and the Subordinated Convertible Debentures (collectively the
"Securities") pursuant to the Debenture Purchase Agreement in the form attached as Exhibit 2.2.2.

               2.2.3 Assumption of IDB Loan Agreement. At the Closing, Buyer shall assume all of the obligations and duties of Seller under the IDB Loan Agreement and will deliver the Assignment and Assumption Agreement in the form attached as
Exhibit 2.2.3.

          2.3 Purchase Price Adjustment. The Purchase Price will be adjusted based on changes in the amount of Net Worth between the date of the December 1994 Balance Sheet and the Closing Date as follows:

               2.3.1 Post Closing Adjustment of Purchase Price. As soon as practicable, but not later than sixty (60) days after the Closing Date, Seller shall deliver to Buyer (i) the balance sheet of Aptus and NEI for the Date of Closing and related statements of income and cash flows for the period from December 31, 1994 to the Date of Closing, prepared in accordance with GAAP applied on a basis consistent with that used by Price Waterhouse in the preparation of the FYE 1993 and 1994 Financial Statements,
(ii) the Financial Statements required by Section 3.5 but not available at the execution hereof, and (iii) Seller's calculation of net worth which shall be calculated as of December 31, 1994 and adjusted in accordance with Schedule 2.3.1 (the "December 1994 Adjusted Net Worth") and at the Closing Date, also adjusted in accordance with Schedule 2.3.1 (the "Final Adjusted Net Worth"). Within thirty (30) days after receipt of the aforementioned items, Buyer shall either inform Seller in writing that the calculation of Final Adjusted Net Worth is acceptable or object to the calculation of Final Adjusted Net Worth in writing setting forth in reasonable detail Buyer's objections and the basis for those objections. If Buyer so objects and the Parties do not resolve such objections on a mutually agreeable basis within thirty (30) days after Seller's receipt thereof, the disagreement shall be resolved within an additional sixty (60) day period by a "Big 6" accounting firm jointly selected by the Parties (the "Independent Firm"). The decision of the Independent Firm shall be final and binding upon the Parties. Upon the agreement of the Parties or the decision of the Independent Firm, or if Buyer fails to deliver an objection to Seller within the thirty (30) day period provided above, the calculation of Final Adjusted Net Worth shall be deemed final. Each Party shall bear the fees, costs and expenses of its own accountants and shall share equally the fees, costs and expenses of the Independent Firm.

               2.3.2 Adjustments Procedure. If Final Adjusted Net Worth is equal to the December 1994 Adjusted Net Worth, no adjustment shall be made to the amount of outstanding Senior Unsecured Debentures. If Final Adjusted Net Worth is greater than the December 1994 Adjusted Net Worth, the amount of then outstanding Senior Unsecured Debentures shall be increased on a dollar-for-dollar basis to reflect such increase in the Final Adjusted Net Worth in excess of December 1994 Adjusted Net Worth.

If Final Adjusted Net Worth is less than the December 1994 Adjusted Net Worth, the amount of the then outstanding Senior Unsecured Debentures shall be decreased on a dollar-for-dollar basis to reflect such decrease in the Final Adjusted Net Worth below the December 1994 Adjusted Net Worth.

          2.4 Interest Payment on Cash. At Closing, Buyer shall make an additional payment to Seller of Sixteen Thousand Dollars
($16,000.00) representing accrued interest on the Cash. This payment is to be made since no down payment was made in connection with this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller makes the following representations and warranties to Buyer:

          3.1  Organization; Power and Authority.

               3.1.1 NEI is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Aptus is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The jurisdictions in which NEI and Aptus are qualified to conduct business as foreign corporations are set forth in
Schedule 3.1.1, listed separately for each company. NEI and Aptus are duly qualified to transact business in each jurisdiction in which such qualification is required by Law, except where failure to be qualified would not have a Material Adverse Effect. NEI and Aptus have all corporate power needed to own or lease their respective assets and to carry on their respective business as they are now being conducted.

               3.1.2     The Seller is a corporation duly
organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Seller has all corporate power needed to execute, deliver and perform its obligations under this Agreement and to consummate the sale of the Shares.

               3.1.3     Schedule 3.1.3 sets forth a brief
description of the corporate history and ownership of Aptus and NEI, identifying all corporate or partnership predecessors of NEI and Aptus, all Persons merged into NEI or Aptus, and all Persons whose liabilities were assumed by NEI or Aptus as a result of an acquisition, divestiture or reorganization, whether by operation of law or contract.


          3.2 Authorization, Execution and Validity of Agreement. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the sale of the Shares of Aptus and the Transferred Assets have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed by Seller, constitutes its valid and binding obligation and is enforceable against Seller in accordance with its terms.

          3.3  Capitalization.

               3.3.1 NEI. The authorized capital stock of NEI consists of the Shares, all of which are issued and outstanding. All of the Shares have been duly authorized and validly issued and are fully-paid and non-assessable. Seller is the beneficial and record owner of all of the Shares. The Shares are not subject to Liens or restrictions on transfer, other than restrictions imposed by applicable securities Laws. There is no authorized or outstanding option, subscription, warrant, call, right, commitment or other agreement obligating NEI to issue or transfer any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

               3.3.2 Aptus. The authorized capital stock of Aptus consists of the Aptus Shares, all of which are issued and outstanding. All of the Shares have been duly authorized and validly issued and are fully-paid and non-assessable. NEI is the beneficial and record owner of all of the Aptus Shares. The Aptus Shares are not subject to Liens or restrictions on transfer, other than restrictions imposed by applicable securities Laws. There is no authorized or outstanding option, subscription, warrant, call, right, commitment or other agreement obligating NEI to issue or transfer any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

          3.4 Organizational Records. Neither NEI or Aptus has violated its articles of incorporation or its by-laws. Copies of the articles of incorporation of Aptus and all amendments thereto, and of the by-laws of NEI and Aptus and all amendments thereto, certified to be complete and correct are attached as
Schedule 3.4 hereto.

          3.5  Financial Statements.

               3.5.1 Schedule 3.5 hereto includes all of the Financial Statements. The Financial Statements have been prepared in connection with the sale of the Business and are prepared in accordance with GAAP applied on a basis consistent with that used by Price Waterhouse in connection with preparation of the FYE 1993 and 1994 Financial Statements. The Financial Statements are correct and complete and in accordance with the books and records of NEI and Aptus. The balance sheets included in the Financial Statements in each case fairly present in all material respects and in reasonable detail the financial condition, assets and liabilities of NEI and Aptus as at the respective dates specified therein, and the related statements of income and cash flows, for each of the periods then ended, fairly present in all material respects the results of the operations for the periods then ended.

               3.5.2 "Financial Statements" shall mean the "Audited Financial Statements" and the "Unaudited Financial Statements." "Audited Financial Statements" shall mean the following: (i) audited balance sheets of Aptus and NEI as of December 31, 1993 and December 31, 1994; and (ii) audited statements of income and cash flows of Aptus and NEI for the periods ended December 31, 1993 and December 31, 1994. The Audited Financial Statements shall be prepared by Price Waterhouse. "Unaudited Financial Statements" shall mean the unaudited balance sheet of Aptus and NEI as of March 31, 1995 (the "March 1995 Balance Sheet") and the related statements of income and cash flows for the period then ended.

          3.6 Absence of Undisclosed Liabilities. Neither NEI nor Aptus have any debts, liabilities or obligations of any nature whatsoever, whether absolute, accrued, contingent or otherwise (collectively, the "Undisclosed Liabilities") except:

          (a) liabilities that are referred to or reflected or reserved against on the December 1994 Balance Sheet or the March 1995 Balance Sheet or the notes thereto to the extent that the applicable accounting principles require such action, including matters relating to deferred tax accounts;

          (b) Retained Liabilities or other liabilities that were not required to be referred to or reflected or reserved against on the December 1994 Balance Sheet or the March 1995
Balance Sheet; and

          (c) liabilities, not referred to or reflected or reserved against on the December 1994 Balance Sheet or the March 1995 Balance Sheet, incurred in the ordinary course of business and consistent with past practices, none of which, individually or in the aggregate has a Material Adverse Effect.

          3.7 Absence of Certain Changes. Except as set forth in Schedule 3.7 or as contemplated by Section 5.12 hereto (Intercompany Accounts) or other provisions of this Agreement, the business of Aptus has been conducted, since December 31, 1994, in the ordinary course, and Aptus has not entered into any transaction (or committed to enter into any such transaction) other than in the ordinary course of its business. NEI is not conducting any business operations, and has not entered into any transactions since December 31, 1994, except those transactions necessary to vest title to the Owned Real Property in Aptus. In particular, without limiting the generality of the foregoing, Aptus has not since that date:

               3.7.1     purchased or redeemed directly or
indirectly any shares of its capital stock;

               3.7.2 issued or sold or agreed to issue or sell any shares of its capital stock or any option, warrant, conversion or other right to acquire any such share or any securities convertible into or exchangeable for such shares, or amended its articles or by-laws;

               3.7.3     declared or paid any dividend or
declared or made any other distribution on any of the shares of any class of their capital stock or on any other of their securities;

               3.7.4 acquired or sold, assigned, transferred, licensed, terminated, leased or disposed of any intangible assets;

               3.7.5     suffered or incurred any damage,
destruction or liability (whether or not covered by any insurance), or any strike or work stoppage, that either by itself or in the aggregate has resulted in a Material Adverse Effect;

               3.7.6     incurred any obligations or liabilities
for money borrowed (except for obligations to be discharged on or before Closing);

               3.7.7 mortgaged or pledged or subjected to any Lien, any of its material assets, tangible or intangible
(excepting statutory liens of landlords, carriers, warehousemen, mechanics, materialmen and similar Persons incurred in the ordinary course of business for sums not yet due);

               3.7.8     sold, transferred or disposed of any of
its assets except assets used or consumed in the ordinary course of business and obsolete equipment and equipment which has been replaced in the ordinary course of business;

               3.7.9 made any individual capital expenditures or commitments therefor in excess of $50,000.00;

               3.7.10 altered or revised in any material way any of its accounting principles, procedures, methods or practices;

               3.7.11  made any material amendment to any
Contracts, other than in the ordinary course of business and consistent with past practices; or

               3.7.12  increased the compensation of any
employees, except for normal periodic increases in the ordinary course of business and consistent with past practices, or entered into any employment or consulting agreement not terminable at will without penalty or continuing obligation.

          3.8 No Conflict; Seller Consents. Except as set forth on Schedule 3.8 or as would not have a Material Adverse Effect, the execution, delivery and performance by Seller of this Agreement will not (a) violate any Law, (b) violate any Charter Document of Seller, (c) require any Consent from any Governmental Authority, (d) breach any Charter Document, Material Contract, Material Lease, or Material Permit of Aptus, or (e) result in the creation of any Lien on any assets of Aptus, including Transferred Assets. No governmental authorization, approval, order, permission, license, permit, certificate, franchise or consent, and no registration, declaration or filing with any court, governmental department, commission, authority, board, bureau, agency or other instrumentality, is required in connection with the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby, other than (a) those that have already been obtained (and copies provided to Buyer), (b) the transfer of certain FCC licenses identified on Schedule 3.8 from Seller to Aptus and (c) the transfer of certain Financial Assurances.

          3.9  Real Property.

               3.9.1  Owned Real Property.

               (a) Schedule 3.9.1 lists and sets forth the full legal description for all of the real property owned by Aptus (the "Owned Real Property"). Aptus has good and marketable title to the Owned Real Property subject to no Liens, except Permitted Liens and except as disclosed on Schedule 3.9.1. Aptus owns no other real property and has no options or other interests in real property, except as disclosed on Schedule 3.9.1.

               (b) Aptus has not received any written notice for assessments for public improvements against any of the Owned Real Property which remains unpaid (nor is it negotiating any such assessments) and, to the best of Seller's knowledge, no such assessment has been proposed. There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of such properties and, to the best of Seller's knowledge, no such proceeding is contemplated.

               3.9.2 Leased Real Property. Schedule 3.9.2 lists all of the real property leased by Aptus (as landlord or tenant) as of the date hereof (the "Leased Real Property"). All Leases relating to the Leased Real Property (the "Real Property Leases") and all amendments thereto are identified and described on
Schedule 3.9.2 and true and correct copies have been delivered or made available to Buyer. All Leases are valid, binding and enforceable and in full force and effect, except as would not have a Material Adverse Effect. There has been no breach of any Real Property Lease by Aptus that would have a Material Adverse Effect which has not been cured or waived.

               3.9.3     NEI does not own, lease or have any
interest in any real property.

          3.10  Personal Property.

               3.10.1 Owned Personal Property. Except as set forth on Schedule 3.10.1 and except for Permitted Liens, Aptus has good and marketable title, subject to no Liens, to all personal property owned by Aptus, including property reflected on the books and records of Aptus and all personal property acquired or leased by Aptus since the date thereof, including the Transferred Assets, other than (a) property that has been disposed of in the ordinary course of business, (b) as contemplated by Schedule 5.3 hereto and (c) Leased Personal Property.

               3.10.2  Leased Personal Property.  Schedule 3.10.2

lists all of the personal property leased to Aptus pursuant to a Material Personal Property Lease as of the date hereof ("Leased Personal Property"). All Material Personal Property Leases and all amendments thereto are identified and described on Schedule
3.10.2 and true and correct copies have been delivered or made available to Buyer. All Material Personal Property Leases are valid, binding and enforceable and in full force and effect, except as would not have a Material Adverse Effect. There has been no material breach of any such Material Personal Property Lease by Aptus that would have a Material Adverse Effect which has not been cured or waived.

               3.10.3 Computer and Telecommunications Equipment and Software.
                         3.10.3.1  Equipment.  Schedule 3.10.3.1
sets forth a complete listing and description of all computer or telecommunications equipment owned by Aptus or used by Aptus in the Business (the "MIS Equipment") indicating for each item of MIS Equipment whether it is owned by Aptus, owned by Seller, leased by Aptus or leased by Seller. Leased MIS Equipment is further identified by applicable lease and maintenance agreements (including date and vendor), remaining term and amount of monthly or yearly payments. If any MIS Equipment is leased by Seller, the lease shall be transferred to Aptus on or prior to Closing without modification and with no increase in the lease payments for the then existing term. Certain MIS Equipment is identified by Buyer on Schedule 3.10.3.1 as MIS Equipment not required by Buyer past the MIS and Telecommunications Transition Period identified in Section 5.11 and shall be retained by Seller, or if leased equipment, the lease obligations shall be retained or assumed by Seller.

                         3.10.3.2  Software.  Schedule 3.10.3.2
sets forth a complete listing and description of all computer or telecommunications software owned by Aptus or used by Aptus in the Business (the "MIS Software") indicating for each item of MIS Software whether it is proprietary to Aptus, proprietary to Seller, licensed by Aptus or licensed by Seller. Licensed MIS Software is further identified by applicable license and support agreements (including date and vendor), whether fully paid and if not, remaining term and amount of monthly or yearly payments. If any MIS Software is licensed by Seller, the license shall be transferred to Aptus (or to Buyer and all of its Subsidiaries) on or prior to Closing without modification and with no increase in the license fee for the then existing term of the license until the next renewal or change in license fees. Certain MIS Software is identified by Buyer on Schedule 3.10.3.2 as MIS Software not required by Buyer past the MIS and Telecommunications Transition Period identified in Section 5.11 and shall be retained by Seller, or if licensed software, the license obligations shall be retained or assumed by Seller.

               3.10.4 NEI Property. NEI does not own, lease or have any interest in any personal property.

          3.11 Condition of Assets. The personal property owned or leased by Aptus, including the Transferred Assets, and the improvements and structures located on the Real Property and the fixtures and appurtenances thereto are in working order, reasonable wear and tear excepted, are reasonably suitable for the uses for which they are intended and conform to the requirements of applicable law in all material respects. Except as specifically set forth in this Agreement, Seller makes no express or implied warranty of merchantability or fitness for a particular purpose, or any other warranty as to the condition or operation of the assets.

          3.12  Insurance.

               3.12.1    NEI, Aptus and its businesses and
properties are insured as provided for in and by the policies and contracts of insurance fully described in Schedule 3.12.2.
Schedule 3.12.2 also sets forth a three (3) year history of all claims made under such policies and the status or disposition of such claims. Such policies and contracts of insurance cover risks and are in such amounts as are required by applicable laws, permits, regulations, certificates, agreements and other instruments.

               3.12.2 All such policies are in full force and effect, all premiums with respect thereto have been paid to the extent due and no notice of cancellation or termination has been received with respect to any such policy (other than policies that have been replaced or are intended to be replaced prior to expiration by policies providing substantially the same coverage).

          3.13 Contracts. As of the date hereof, Schedule 3.13 sets forth a listing of all written material leases, contracts or commitments of any kind, or, to Seller's knowledge, all unwritten material leases, contracts or commitments of Aptus (the "Material Contracts"), including:

       (i) Contracts pertaining to the borrowing of money, including any letters of credit;

      (ii)     Contracts creating Liens;

     (iii)     Contracts creating Guarantees;

      (iv) Contracts relating to material employment or consulting services which are not cancellable within sixty (60) days or are in excess of Fifty
               Thousand Dollars ($50,000.00);

       (v) Contracts relating to capital expenditures in excess of Fifty Thousand Dollars ($50,000.00);

      (vi) Contracts limiting the freedom of Aptus to engage in or compete with any business;

     (vii) Contracts not yet fully performed for the purchase, lease or sale of real property or any business or line of business or for any merger or consolidation;

    (viii)     Joint venture or partnership agreements;

      (ix) Contracts or orders for future purchase or delivery of goods or rendition of services involving the payment by any party of more than Fifty Thousand Dollars ($50,000.00) or having a term greater than one year;

       (x)     Powers of Attorney;

      (xi)     Performance Bonds; and

     (xii) Contracts which commit Aptus to a volume guarantee or price level and are not terminable within six
               (6) months.

          All Material Contracts are valid and binding and in full force and effect, except as would not have a Material Adverse Effect. There has been no breach of any Material Contract by Aptus, that would have a Material Adverse Effect which has not been cured or waived. True and correct copies of all Material Contracts and all material amendments thereto have been delivered or made available to Buyer.

          NEI is not a party to any lease, contract or commitment of any kind.

          3.14  Inventory.

               3.14.1    Schedule 3.14 lists the amount of
inventory held by Aptus for incineration or disposal by other means. The list indicates inventory levels at the end of each calendar month for the past twelve (12) months and is categorized by type of waste. All inventory conforms to its corresponding waste profile, except to the extent that nonconformance would not have a Material Adverse Effect.

               3.14.2    Inventory on the December 1994 Balance
Sheet, other than inventory held for incineration or other disposal as described in 3.14.1 above, is of such a quantity that is historically usable in the ordinary course of business, and it has not been consigned to third parties.

          3.15 Accounts Receivable. All of the accounts and notes receivable of Aptus represent amounts receivable for merchandise actually delivered or services actually provided (or, in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions), have arisen in the ordinary course of business, are not subject to any counterclaims or offsets and have been billed and are generally due within 30 days after such billing. All such receivables are fully collectible in the normal and ordinary course of business, except to the extent of a reserve in an amount not in excess of the reserve for doubtful accounts reflected on the balance sheet of Aptus. Schedule 3.15 hereto sets forth (a) the total amount of accounts receivable of Aptus outstanding as of the last day of the month immediately preceding the present month and (b) the agings of such receivables based on the following schedule: 0-30 days, 31-60 days, 61-90 days, and over 90 days, from the date of the invoice therefor.

          3.16  Litigation.  Except as set forth on
Schedule 3.16, there is no Action by any Person by or before any Governmental Authority that is pending or, to Seller's Knowledge, threatened in writing against NEI, Aptus or Seller dealing with the conduct or operation of the Business that involves an amount in excess of Fifty Thousand Dollars ($50,000.00). Except as set forth on Schedule 3.16, NEI, Aptus and Seller are not subject to any Order dealing with the conduct or operation of the Business.

          3.17  Laws and Permits.

               3.17.1 Compliance with Laws. Except as disclosed on Schedule 3.17.1, Aptus is in compliance with all federal, state and local laws, statutes, rules and regulations in effect as of the Closing Date that are applicable to Aptus, except where such noncompliance would not have a Material Adverse Effect.

               3.17.2  Permits and Licenses.  All  Permits
required by any federal, state, local or foreign law, rule or regulation and necessary for the operation of Aptus as of the Closing Date have been obtained. Aptus is in compliance with all Permits in connection with the operation of the Business as of the Closing Date, except where noncompliance would not have a Material Adverse Effect. All Permits are current, valid and in full force and effect and will not be terminated by the consummation of the transactions contemplated by this Agreement. A listing of all Permits is set forth on Schedule 3.17.2 and complete and correct copies of each have been made available to the Buyer. Except as set forth in Schedule 3.17.2, neither NEI or Aptus has received from any Governmental Authority any claim or notice of any violation or possible violation, of any building, zoning, fire, health, employment, environmental or other laws, ordinances, rules or regulations relating to its properties, premises, business or employees, within the past five
(5) years with respect to environmental matters or within the past three (3) years with respect to other matters, nor has either received any notice that any revocation or limitation of any license, permit, certificate, approval or other authorization is threatened or pending. Aptus has complied or, with respect to any such claim or notice received within the prior 60 days, will resolve such claims or notices disclosed in Schedule 3.17.2 and there are no outstanding issues resulting from any environmental, health and safety inspections conducted by federal, state or local regulatory bodies except as listed on Schedule 3.17.2 which would have a Material Adverse Effect.

          3.18  Environmental Matters.

               3.18.1 Except as set forth in Schedule 3.18.1, neither NEI nor Aptus has received written notice from any third party including, without limitation any Governmental Authority,
(i) that any Hazardous Substance which it has generated, transported or disposed of, has been found at any site at which a
Governmental Authority or other Person has conducted, plans to conduct, or has demanded that NEI or Aptus conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (ii) that it is or shall be a named party to any claim, action, cause of action, complaint, legal or administrative proceeding arising out of any Person's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the presence or release of Hazardous Substances.

               3.18.2    Except as set forth in Schedule 3.18.2:
(i) no portion of the real property or other assets of NEI or Aptus has been used by NEI or Aptus for the handling, processing, storage or disposal of Hazardous Substances except in compliance with applicable Environmental Laws, Permits, and Real Property Leases, unless any such non-compliance would not have, or not be reasonably expected to have, a Material Adverse Effect; (ii) in the course of any activities conducted by NEI or Aptus, no Hazardous Substances have been generated or are being used on such properties except in compliance with applicable Environmental Laws, Permits, and Real Property Leases unless any such non-compliance would not have, and would not be reasonably expected to have, a Material Adverse Effect; and (iii) to the best of Seller's knowledge, (I) there have been no releases of Hazardous Substances on, upon, from or into any real property owned or leased by NEI or Aptus which would have, or would be reasonably expected to have, a Material Adverse Effect; (II) no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; and (III) no friable asbestos is located on such properties.

               3.18.3 Schedule 3.18.3 hereto lists by category or individual item all environmental inspections, investigations, studies, audits, tests, data, reviews or other analysis conducted by or on behalf of NEI or Aptus in the past five (5) years in relation to compliance with Environmental Laws at any property or business now or previously owned, operated or leased by NEI or Aptus which have been submitted to a Governmental Authority or conducted by or on behalf of any Governmental Authority and submitted by such Governmental Authority to NEI or Aptus, true and correct copies of which have been provided or made available to Buyer.

               3.18.4    To the best of Seller's knowledge,
neither NEI nor Aptus has disposed of any Hazardous Waste or PCBs generated by Aptus or its customers (or under applicable Environmental Laws deemed to have been generated by Aptus or its customers) at any facility, except these set forth on Schedule 3.18.4.

          3.19  Patents, Trademarks and Similar Rights.

               3.19.1  Intellectual Property.  Schedule 3.19
sets forth a true and complete list of all patents, patent applications, customized software, trade names, registered trademarks, registered copyrights and registered service marks and all applications therefor that are owned, licensed or used by Aptus (the "Intellectual Property") on the date of this Agreement. Except as set forth on Schedule 3.19, Aptus owns all right, title and interest in and to all Intellectual Property necessary to the conduct of its business as presently conducted, subject to no Lien or restriction (including confidentiality agreements). To Seller's knowledge, Aptus has not suffered any infringement or misappropriation of any Intellectual Property.
No Action is pending or, to Seller's Knowledge, threatened asserting any such infringement or misappropriation by Aptus.

               3.19.2 Licenses; Infringement. Schedule 3.19 sets forth a true and complete list, as of the date of this Agreement, of all licenses for Intellectual Property between Aptus and any other entity. All such licenses are valid and in full force and effect. Except as set forth on Schedule 3.19, there is no pending or, to Seller's Knowledge, threatened, Action against Aptus contesting, its rights to or the validity of any Intellectual Property that it owns or licenses.

          3.20  Employees.

               3.20.1 Employees. Schedule 3.20.1 lists all of the employees who perform the majority of their work for Aptus as of the most recent date for which such information is available ("Employees") and sets forth the position and job classification of each such Employee as of that date, together with the following additional information: employer (if other than Aptus), location employed, date of hire, accrued vacation, and status (active, union/nonunion, on worker's compensation, disability, lay-off or leave). Seller has separately provided to Buyer information relating to the compensation of all Employees.

               3.20.2  Unions.  Except as set forth on
Schedule 3.20.2, there are no collective bargaining agreements or other union agreements applicable to any Aptus location. Since January 1, 1994, there has not been and there is not presently pending or existing any strike, slowdown, picketing, work stoppage, labor arbitration or proceeding in respect of the grievance of any employee or other labor dispute against or affecting Aptus or threatened against Aptus. No application for certification of a collective bargaining unit has been instituted or is pending or, to the best knowledge of Seller, has been threatened. Seller has not received any written notification or threat of any work stoppage or other labor dispute. There is no lock-out of any employee by Aptus nor is Seller contemplating or threatening a lock-out. Aptus has complied and is in compliance with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours and collective bargaining except where failure to comply with such laws would not have a Material Adverse Effect.

               3.20.3 Employee and Consulting Contracts. Except as listed and described in Schedule 3.20.3, the directors, officers, employees and agents of Aptus are not covered by any written contract, agreement, indenture, instrument or commitment providing for a specified notice of termination or fixed term of employment. Schedule 3.20.3 hereto contains list of all written employment, service, agency, consulting, termination and severance contracts and agreements currently in effect entered into by Aptus with or for any or all of its directors, officers, employees, agents, consultants or independent contractors.

               3.20.4  NLRB.  Except as set forth in
Schedule 3.20.4, to Seller's Knowledge, no Aptus location is engaged in, nor has it received any written notice of any unfair labor practice, and no such complaints are pending before the National Labor Relations Board or any other Governmental
Authority.

          3.21  Employee Benefits.

               3.21.1 Plans. Schedule 3.21.1 lists, as of the date of this Agreement, each written pension, retirement, profit-sharing, deferred compensation, bonus, incentive, performance, stock option, stock appreciation, phantom stock, stock purchase, restricted stock, medical, hospitalization, vision, dental or other health, life, disability, severance, termination or other employee benefit plan, program, arrangement, agreement or policy (including each ERISA Plan) (collectively, "Plans") which currently covers any Employee and to which Aptus or Seller on behalf of Aptus currently contributes (each, an "Employee Benefit Plan"). Except as set forth in Schedule 3.21.1, on the date of this Agreement each Employee Benefit Plan complies in all material respects, and has been operated and administered in all material respects, in accordance with all applicable requirements of all Laws, including ERISA and the Code, and no "reportable event", "prohibited transaction" (as such terms are defined in ERISA and the Code, as applicable) or termination has occurred with respect to any Employee Benefit Plan. Each ERISA Plan intended to qualify under Section 401(a) of the Code has received a ruling or determination letter or will file for such determination letter within the applicable period, concluding that such ERISA Plan so qualifies, and to Seller's Knowledge, no event has occurred, amendment been adopted or action been taken that would cause such ERISA Plan to lose its qualified status.

               3.21.2 Records. Seller has delivered or made available to Buyer, on or before the date of this Agreement, copies of each Employee Benefit Plan and any amendments thereto and any related trust agreement, and, if applicable (a) the most recent actuarial valuation report, (b) the last filed Form 5500 or 5500-C, (c) the summary plan description currently in effect for each Employee Benefit Plan and all material modifications thereto, (d) the last financial statements for each Employee Benefit Plan and its related trust, if any, (e) the most recent determination letter issued with respect to each Employee Benefit Plan, and (f) a sample form of loan document under the Savings Program.

               3.21.3  Actions.  Except as set forth on
Schedule 3.21.3, on the date of this Agreement, there are no Actions pending (other than routine claims for benefits) or, to Seller's Knowledge, threatened, with respect to any Employee
Benefit Plan.

               3.21.4 Funding. All contributions required under applicable Law or the terms of any Plan to be made by Seller on behalf of Aptus or Aptus to an Employee Benefit Plan have been made within the time prescribed by the applicable Law or Plan. There does not exist, on the date of this Agreement, any accumulated funding deficiency as to any ERISA Plan, nor has any waiver of the minimum funding standards been issued with respect to any ERISA Plan. On the date of this Agreement the fair market value of the assets of the Pension Plan does not equal or exceed the actuarial present value of all accrued benefits under such ERISA Plan, including early retirement subsidies, plant closing benefits and all other amounts considered to be benefit liabilities upon a standard termination of a defined benefit plan subject to Title IV of ERISA, with the said actuarial present value being determined by application of the actuarial methods and assumptions applied by such ERISA Plan's enrolled actuary at the most recent annual valuation of such ERISA Plan.

               3.21.5  Multiemployer Plans.  On the date of this
Agreement:

               (a) Schedule 3.21.5 sets forth the ERISA Plans which are "multiple employer" plan within the meaning of
Section 4063 or 4064 of ERISA;

               (b) no ERISA Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or other applicable employee benefit legislation;

               (c) Aptus has no primary or secondary liability under the provisions of Section 4204 of ERISA or any agreement entered into in accordance with the provisions of that Section;
and

               (d) neither Seller nor Aptus has (i) engaged in any transaction that could result in the imposition of any material liability pursuant to Section 4069 or 4212 of ERISA or
(ii) incurred any material liability under or pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, and no event or condition exists with respect to Seller or Aptus that may result in the imposition of any material liability with respect to Buyer, Seller or Aptus or pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to Employee Benefit Plans.

               3.21.6 Acceleration of Benefits. Except as set forth on Schedule 3.21.6, on the date of this Agreement, the consummation of the transactions contemplated by this Agreement will not result in any increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits payable to or in respect of any Employee or former Employee or the beneficiary or dependent of any Employee or former Employee.

          3.22  Taxes.

               3.22.1 Returns. All Covered Returns relating to NEI or Aptus that were required to be filed on or before the Closing have or will be timely filed. All Covered Taxes shown on such Covered Returns that are payable on or before the Closing Date by NEI or Aptus or are chargeable as a Lien upon any of their assets have been paid to the extent due and payable on or before the Closing Date. All Covered Taxes required to be withheld by or on behalf of NEI or Aptus have been withheld, and such withheld Covered Taxes have been duly and timely paid to the proper Governmental Authorities or are being properly held by NEI or Aptus for such payment.

               3.22.2  Extensions.  Except as set forth on
Schedule 3.22.2, no Contract extending the period of assessment or collection of any Covered Taxes for which NEI or Aptus would be held liable has been executed or filed, on or before the date of this Agreement, with the Internal Revenue Service or any other Governmental Authority.

               3.22.3  Affiliated Groups.  Except as set forth on
Schedule 3.22.3, neither NEI nor Aptus is (a) a member of any combined, consolidated, affiliated or unitary tax group (an "Affiliated Group") for purposes of filing Covered Returns or paying Covered Taxes or (b) a party to or bound by any tax sharing or similar Contract with respect to Covered Taxes.

               3.22.4  Audits.  Except as set forth on
Schedule 3.22.4, to Seller's Knowledge, (a) no unresolved issue has been raised in writing by any Governmental Authority in the course of any audit with respect to Covered Taxes for which NEI or Aptus would be held liable and (b) no taxing authority is now asserting or threatening to assert against NEI or Aptus any deficiency or claim for additional Covered Taxes or any adjustment of Covered Taxes. To Seller's Knowledge, there is no reasonable basis for any such assertion.

          3.23 Brokers. Except as set forth on Schedule 3.23, as to which Seller agrees to indemnify Buyer, no Person is or will become entitled to receive any brokerage or finder's fee, advisory fee or other similar payment for the transactions contemplated by this Agreement because it was engaged by or acted on behalf of Seller.

          3.24  No Subsidiaries or Investments.  Aptus has no
Subsidiary nor any investment or participation in any other
Person. NEI has no Subsidiary other than Aptus nor any investment or participation in any other Person.

          3.25 Sufficiency of Assets. The assets of Aptus, including the Transferred Assets, together with the rights and interests of Aptus under the Material Contracts and the Material Leases, constitute all of the assets, rights and/or interests which are used in, and are sufficient for, the operation of the Business as it is currently being conducted in all material respects.

          3.26 Bank Accounts. Schedule 3.26 hereto sets forth the name of each bank in which Aptus has an account or safe deposit box, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or to have access thereto. NEI has no bank accounts.

          3.27 Certain Relationships. Seller has provided to Buyer access to the conflicts of interest forms required to be completed by all Employees. Except as disclosed on Schedule 3.27, neither Seller nor any Affiliate is a party to any agreement with Aptus that will extend past Closing.

          3.28  Full Disclosure.

               Section 3.28.1  To Seller's Knowledge, this
Agreement, including the representations and warranties and schedules, does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements herein not misleading in light of the circumstances under which they were made.

               Section 3.28.2  There is no fact known to the
persons listed on Schedule 13 and not disclosed to Buyer which has a Material Adverse Effect or could reasonably be expected to have a Material Adverse Effect.

          3.29 Sophisticated Seller. Seller is an "accredited investor" as that term is used in Section 4.5 hereto and has sufficient knowledge and experience in financial and business matters so as to enable it to evaluate the risks and merits inherent in the Securities which comprise the Purchase Price. Seller acknowledges receipt and review of copies of Buyer's most recent Annual Report to Shareholders, Proxy Statement, Form 10-K and other filings with the Securities Exchange Commission and has had access to such information concerning Buyer as it has felt necessary or appropriate for its evaluation.

          3.30 Schedule References. Any item disclosed in one Section or Schedule shall be deemed to be disclosed in any other Section or Schedule where such disclosure is relevant, even if there is no express cross-reference, provided that the relevance of the disclosure is reasonably apparent. Disclosure of items that may or may not be required to be disclosed by this Agreement does not mean that such items are material or create a standard of materiality.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer makes the following representations and warranties to Seller:

          4.1 Organization; Power and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all corporate power needed to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.


          4.2 Authorization, Execution and Validity. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the purchase of the Shares have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Buyer, constitutes its valid and binding obligation and is enforceable against Buyer in accordance with its terms.

          4.3 No Conflict; Buyer Consents. The execution, delivery and performance by Buyer of this Agreement will not (a) violate any Law, (b) violate any Charter Document of Buyer, (c) require any Consent from any Governmental Authority, or (d) breach any material Contract to which Buyer is a party or by which it is bound.

          4.4 Brokers. No Person is or will become entitled to receive any brokerage or finder's fee, advisory fee or other similar payment for the transactions contemplated by this Agreement because it was engaged by or acted on behalf of Buyer.

          4.5 Purchase for Investment. Buyer is acquiring the Shares for its own account for investment and not with a view to their sale or distribution. Buyer understands that the Shares have not been registered under the Securities Act of 1933, as amended, or under relevant state securities laws (the "Acts"). Buyer further understands that the Shares cannot be sold except pursuant to an effective registration statement, an exemption from such registration requirements and in compliance with the Acts. Buyer is an accredited investor or institutional investor under the Acts, and Buyer has sufficient knowledge and experience in financial and business matters so as to enable it to evaluate the risks and merits of purchasing the Shares and is capable of
bearing the economic risks of such investment.    Buyer has had
access to such information concerning NEI and Aptus as Buyer has felt necessary or appropriate for its evaluation.

ARTICLE 5

COVENANTS OF SELLER

          Seller hereby covenants and agrees with Buyer as follows:

          5.1 Cooperation by Seller. Subject to its rights under Article 10, prior to the Closing, Seller will use all reasonable efforts to take all actions and to do all things necessary or advisable to consummate the transactions contemplated by this Agreement and to cooperate with Buyer in connection with the foregoing, including using reasonable efforts to obtain any Consents contemplated by Section 3.8. However, Seller shall have no obligation to change any Permit or make any payment to obtain any Consent.

          5.2 Pre-Closing Access to Information. From the date hereof through the Closing Date, Seller shall, subject to applicable contractual obligations, afford to Buyer, its accountants and its counsel reasonable access, upon reasonable notice, to all of the relevant properties, books and records of NEI and Aptus that Buyer needs to complete its due diligence. Buyer's representatives shall be permitted to make and remove photocopies of any documents. Seller shall cause the representatives of NEI and Aptus to give to the Buyer the fullest cooperation with the object of providing access to the assets and to all information as the Buyer may deem necessary. The above described access shall not extend to books and records or self-evaluative audits subject to attorney-client privilege. In addition to the foregoing, upon prior written notice to Seller, and in the company of Aptus's representative, if Seller so requests, the Buyer shall have access to the customers of Aptus. Buyer shall direct all requests for information to:

               David A. Brakoniecki, Esquire
               Westinghouse Electric Corporation
               Room 1750
               11 Stanwix Street
               Pittsburgh, Pennsylvania  15222-1384

          5.3  Conduct of Business.

               5.3.1 Business in Ordinary Course. From the date hereof through the Closing Date, Seller shall use all reasonable efforts to cause Aptus to: (a) preserve its relationships with suppliers, customers, Employees, creditors and Governmental Authorities, (b) maintain their existing insurance coverage in all material respects, (c) perform their obligations under the Material Contracts and Material Permits in all material respects,
(d) comply with all applicable Laws in all material respects and
(e) conduct its business in the ordinary course and consistent with past practice. Except as contemplated by Section 5.14 hereto (Intercompany Accounts) or unless otherwise required by this Agreement, without the consent of Buyer, Seller will not permit Aptus to:

       (i) amend its Charter Documents in any material respect;

      (ii)     issue, sell or transfer any equity securities;

     (iii) incur any debt for borrowed money, or guaranty any debt;

      (iv) sell, assign, transfer or permit the creation of any Lien (other than Permitted Liens) on any of its (x) assets, or (y) real property, provided that the sale of assets entered into in the ordinary course of business and involving the payment by any party of less than Fifty Thousand Dollars ($50,000.00) shall be permitted;

       (v) enter into (x) any Material Contract outside the ordinary course of business or (y) any customer contract which commits Aptus to a volume guarantee or price level and is not terminable within six
               (6) months, provided that (z) contracts or orders for future purchase or delivery of goods or rendition of services entered into in the ordinary course of business and involving the payment by any party of less than Fifty Thousand Dollars ($50,000.00) shall be permitted;

      (vi) amend or terminate any Material Contract or Material Permit outside the ordinary course of business;

     (vii) waive any right, forgive any debt (other than intercompany debt) or release any claim, except in the ordinary course of business, if such waiver, forgiveness or release would have a Material Adverse Effect;


     (viii) change its current practices with respect to the payment of accounts payable at forty-five
                    (45) days (or as otherwise agreed to with the vendor); or

      (ix) agree to take any of the actions described in Sections 5.3(i) through 5.3(viii).

               5.3.2 Buyer's Consent. If Seller gives written notice to Buyer that Aptus proposes to take any action for which Buyer's consent is required under Section 5.3.1 and if Buyer has not delivered within five (5) business days of Seller's notice Buyer's written objection to the proposed action, Buyer shall be deemed to have consented to the action described in Seller's notice. Buyer shall not unreasonably withhold its consent under
Section 5.3.1 to any action taken or to be taken by Aptus.

               5.3.3 Representations and Warranties. Seller shall use reasonable efforts, and shall cause Aptus to use reasonable efforts, to conduct its business in such a manner that at the Closing the representations and warranties of Seller contained in this Agreement shall be true and correct as though such representations and warranties were made on, as of, and with reference to such date. Seller will promptly notify the Buyer in writing of (i) any event or fact which causes a breach of any of its representations, warranties, covenants or agreements, or (ii) the occurrence of any condition or development (exclusive of general economic factors affecting business in general) of a nature that is or may be reasonably expected to have a Material Adverse Effect.

          5.4  Further Assurances.

               5.4.1 Additional Documents. Subject to the other terms and conditions of this Agreement, at any time and from time to time, whether before or after the Closing, Seller shall execute and deliver all instruments and documents and take all other action that Buyer may reasonably request to consummate or to evidence the consummation of the transactions contemplated by this Agreement.

               5.4.2 Certain Consents. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any interest in any Contract, Lease, Agreement or other instrument or arrangement or any claim, right or benefit, or an agreement to assume any liability, obligation or commitment arising thereunder or resulting therefrom, if an assignment or transfer or an attempt to make such an assignment or transfer without the Consent of a third party would constitute a breach or violation thereof or a breach of Law, or affect adversely the rights of the Buyer or the Seller, or Aptus thereunder; and any transfer or assignment to, or any assumption by, Buyer of any interest in, or liability, obligation or commitment under, any such Contract, Lease, Agreement or other instrument or arrangement that requires the Consent of a third party shall be made subject to such Consent being obtained. Prior to the Closing, each party will use all reasonable efforts and cooperate in obtaining all Consents necessary to effect the transfer of all such Contracts, Leases, Agreements and other instruments and arrangements as contemplated hereby, provided that, neither party shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such Consent may be required (other than nominal governmental filing fees payable to any governmental authority or any fees which may be imposed under Section 3.10.3).

In the event any such Consent is not obtained on or prior to the Closing Date, the parties will cooperate in any lawful and reasonable arrangement to provide that the Buyer shall receive the benefits under any Contract, Lease, Agreement or other instrument or arrangement not assigned and transferred at the Closing by reason of the failure to obtain such Consent (a "Non-Transferred Instrument"), including, if necessary, at the request and expense of Buyer, enforcing performance by any third party of its obligations in respect of such Non-Transferred Instrument; provided that Seller shall bear the expense of such enforcement to the extent it relates to Seller's failure to obtain such consent prior to Closing; and provided that, to the extent the parties are successful in providing the benefits of such Non-Transferred Instruments to the Buyer, the Buyer will pay, honor and discharge when due all liabilities, obligations and commitments of the Seller or Aptus related thereto to the extent due to the operations of Aptus conducted after the Closing Date. Seller shall use reasonable efforts to obtain any consents necessary with respect to the transfer of Permits. Primary responsibility shall rest with Seller and Buyer agrees to fully cooperate.

          5.5 Supplements to Schedules. If prior to Closing, to Seller's Knowledge, any event occurs or condition changes that causes any of its representations or warranties in this Agreement to be inaccurate as of any date that is relevant for the particular representation or warranty, Seller shall notify Buyer in writing. With Buyer's consent, Seller may supplement the Schedules to account for such event or change. Buyer need not consent if the change discloses an item that is material or is in violation of Seller's covenants under this Agreement. The supplemental Schedules will cure and correct any breach of any representation or warranty that otherwise would have existed.

          5.6 Certain Financial Covenants. At Closing, Seller shall have (i) satisfied all long-term liabilities required to be disclosed as such on the balance sheet of NEI or Aptus (other than capitalized leases); (ii) contributed sufficient cash to Aptus such that at Closing, Aptus shall have a cash account of not less than One Million Dollars ($1,000,000) (the "Working Capital Advance"); and (iii) canceled any indebtedness or amounts owing from NEI or Aptus to Seller or any Affiliate of Seller by classifying such indebtedness as additional capital provided by parent company and reflected as such in shareholder's equity (if not already so classified). The Working Capital Advance is (a) not to be used by Seller or Aptus prior to Closing to satisfy any liabilities or obligations of Aptus and must be available in full to Buyer immediately after Closing; (b) not to be included as part of the assets of Aptus for purposes of calculating the Final Adjusted Net Worth; and (c) to be treated as an interest free advance by Seller to Buyer. Aptus or Buyer shall repay this advance in accordance with Section 6.7.

          5.7 Exclusive Dealing. Seller agrees not to enter into or continue any discussions or negotiations relating to the sale of Aptus or the Business prior to March 31, 1995 or, in the event this Agreement is extended, prior to the date this Agreement terminates.

          5.8  Closure and Post Closure Costs and Financial
Assurances.

               5.8.1 Closing Date Closure and Post-Closure Costs Defined. Closure and post-closure costs with respect to the three primary facilities of Aptus (Aragonite, Utah; Coffeyville, Kansas; and Lakeville, Minnesota) pursuant to 40 C.F.R. Section
265.110 et seq and as implemented by applicable state and federal regulatory agencies as of the date of Closing, shall be referred to herein as "Closing Date Closure and Post-Closure Costs."

               5.8.2 Financial Assurances Defined. Statutorily imposed financial assurances provided to various state and federal regulatory agencies with respect to Closing Date Closure and Post-Closure Costs, pursuant to 40 C.F.R., Section 265.140 et seq, shall be referred to herein as "Financial Assurances."

               5.8.3 Increases in Costs or Required Assurances. For purposes of this Section 5.8, the amount of Closing Date Closure and Post-Closure Costs and Financial Assurances shall be fixed at the date of Closing. Any increases in Closing Date Closure and Post-Closure Costs or Financial Assurances, whether brought about by inflation factors, facility changes or additions, or changes in applicable law, shall be the responsibility of Buyer and Aptus.

               5.8.4 Insurance Premium Payments. At Closing, Seller shall pay to an insurance company designated by Buyer a premium payment on behalf of Buyer in the amount of One Million, Five Hundred Thousand Dollars ($1,500,000.00). Buyer agrees make a similar premium payment in the amount of One Million, Seven Hundred and Fifty Thousand Dollars ($1,750,000.00). The total amount of Three Million, Two Hundred and Fifty Thousand Dollars ($3,250,000.00) shall be applied to Buyer's insurance program for the purpose of satisfying a portion of the Financial Assurances.

               5.8.5  Letters of Credit.

                    5.8.5.1   For the period beginning on the
date of Closing and ending on the third anniversary thereof, Seller shall procure and/or maintain in effect letters of credit in an amount equal to the Financial Assurances less the Three Million, Two Hundred and Fifty Thousand Dollars ($3,250,000.00) provided for in Section 5.8.4 above, provided that Seller's obligation with respect to such letters of credit shall not exceed an aggregate of Twenty-five Million Dollars ($25,000,000.00). Buyer shall reimburse Seller for the amount charged to Seller by its lender or lenders for providing the letters of credit. For letters of credit in effect prior to the date of Closing, this reimbursement shall be limited to a reimbursement for the prorated cost relative to the period the letters of credit are in effect after the date of Closing. Payment shall be made in cash, without deduction or offset, within ten (10) business days of Buyer's receipt of proof of payment by Seller. The letters of credit shall be provided by Seller without recourse, except as provided below. In the event that all or a portion of the letters of credit are collected upon for any reason, Seller shall have no right of indemnity or other claim against Buyer arising therefrom; provided that Buyer agrees to indemnify and hold harmless Seller from and against Damages relative to its providing the letters of credit to the extent arising from (a) any Increases in Costs or Required Assurances set forth in Section 5.8.3; (b) any failure of Buyer to replace the letters of credit with alternative financial assurances at the end of the three (3) year period specified herein; (c) any voluntary facility closure initiated by Buyer; or (d) any violation of a permit by Buyer or its Subsidiaries, or any negligent acts or omissions of Buyer or its Subsidiaries, that result in the closure of a facility.

                    5.8.5.2   For the period beginning on the
third anniversary of the date of Closing and ending on the fifth anniversary of the date of Closing, responsibility for satisfying the Financial Assurances and obtaining letters of credit shall rest with Buyer. Seller shall reimburse Buyer for the amount charged to Buyer by its lender or lenders for providing letters of credit in an amount equal to the Financial Assurances less the Three Million, Two Hundred and Fifty Thousand Dollars ($3,250,000.00) provided for in Section 5.8.4 above, provided that Seller's obligation with respect to such reimbursement shall be limited to letters of credit in the aggregate amount of Twenty Five Million Dollars ($25,000,000.00). Payment shall be made in cash, without deduction or offset, within ten (10) business days of Seller's receipt of proof of payment by Buyer. Should Buyer choose to satisfy its obligation to provide Financial Assurances by some alternative method, it may, upon presenting proof that the alternative method is acceptable to the applicable federal and state regulatory agencies, require that Seller reimburse it for the amount that its lender or lenders would have charged for the letters of credit.

                    5.8.5.3   This Section 5.8 contemplates that
a portion of the letters of credit already being provided by Seller immediately prior to the date of Closing in order to satisfy the Financial Assurances will be replaced by an insurance certificate issued by the insurance company of Buyer designated in Section 5.8.4. The parties recognize that there may be some delay in accomplishing this replacement. Accordingly, and notwithstanding Section 5.8.5.1, for a period of time equal to the lesser of thirty (30) days or the date on which said insurance certificate is issued, Seller agrees to maintain in effect all letters of credit already being provided by Seller immediately prior to the date of Closing to satisfy the Financial Assurances. Buyer shall be obligated to reimburse Seller for the cost of the letters of credit in accordance with Section 5.8.5.1.

                    5.8.5.4   The letters of credit provided by
Seller in 5.8.5.1 above shall be issued by a lender chosen by Seller, shall designate Aptus as the applicant and shall designate the relevant governmental authorities as the beneficiaries. Notwithstanding the designation of Aptus as the applicant, Seller's lender shall issue the letters of credit based solely on the credit of Seller and shall have no recourse against Aptus.

          5.9 Right to Seller Business Post Closing. For a period of five (5) years from the Closing Date, Seller shall include Buyer on its approved list of vendors that provide off-site Hazardous Waste incineration disposal services. Buyer will remain on the Approved Vendor list during this time to the extent Buyer's facilities maintain their permitted status and are not barred by any governmental agency from accepting waste in accordance with U.S. EPA's CERCLA off-site rule found at 40 CFR
300.440 et seq. or under imminent threat of being so barred by any governmental agency. Seller will send a notice to its operating divisions and facilities informing them of Buyer's inclusion on such Approved Vendor list. In addition, Buyer will be afforded the opportunity to bid on any project work originating with the Seller's corporate Environmental Affairs group during this five (5) year period, that requires Hazardous Waste incineration services. For purposes of this Section, Buyer shall include any Subsidiary of Buyer.

          5.10 Right to Seller Intellectual Property Post Closing. For five (5) years after Closing, Seller, to the extent legally and contractually possible, shall provide technology directly relating to the incineration of Hazardous Waste to Buyer for Buyer's review. If Buyer desires, Seller will grant Buyer a nonexclusive, nonassignable, nontransferable, royalty-free license in perpetuity to use the technology for the incineration of Hazardous Waste and for no other purpose. Seller will not be liable to Buyer for the accuracy or commercial usefulness of the technology. Seller will offer to Buyer access to its technical personnel, if available, for a period not to exceed forty (40) man hours per year. Buyer, to the exclusion of Seller, is liable for all damages from the use of the technology by Buyer. These terms and conditions will be set forth in a license agreement between Seller and Buyer. For purposes of this Section, Buyer shall include any Subsidiary of Buyer. None of the technologies listed in Section 7.4.1 (j) (i) shall be considered to be incineration technology.

          5.11  MIS and Telecommunications Services Post Closing.


               5.11.1 Seller provides to Aptus: (i) certain MIS services, including payroll, accounts receivable and collections, general ledger and fixed assets applications (the "Seller MIS Services"); and (ii) certain telecommunications services, including long distance, 800 service and voice communications (the "Seller Telecommunications Services"). Seller agrees to continue to provide the Seller MIS Services and the Seller Telecommunications Services to Aptus after Closing (collectively, the "Post Closing Services") in substantially the same manner as provided prior to Closing, and agrees to cooperate with Buyer in transferring such services to applications to be provided by Buyer.

               5.11.2 Seller's obligations under this Section shall continue until the transition to Buyer's applications is completed, but not longer than six (6) months after Closing unless extended by mutual agreement (the "MIS and Telecommunications Transition Period"). Seller and Buyer agree to use reasonable efforts to effect the transfer of the Post Closing Services to applications to be provided by Buyer as promptly as practicable.

               5.11.3 During the MIS and Telecommunications Transition Period, Seller shall provide the Seller MIS Services pursuant to the terms of the agreement attached as Exhibit 5.11.3
(1) hereto. During the MIS and Telecommunications Transition Period, Seller shall provide personnel to assist Buyer in transferring the Post Closing Services at no cost to Buyer or Aptus. During the MIS and Telecommunications Transition Period, Seller shall provide the Seller Telecommunications Services to Aptus pursuant to the terms of the agreement attached as Exhibit
5.11.3 (2) hereto. Buyer shall be entitled to cancel either agreement on thirty (30) days advance written notice with no further liability or obligation, except for charges which may have accrued up to the date of termination.

               5.11.4 Seller's obligation under Section 3.10.3.2 to transfer to Buyer or Aptus software presently licensed to Seller shall not require that Seller obtain the written consent to a software license transfer if the software is what is commonly understood in the industry to be "shrink wrap" software, provided that the "shrink wrap" software license is not part of a master license with Seller that prohibits a transfer to a third party without consent or payment of a fee. For a period of three
(3) years after Closing, Seller will indemnify Buyer against any Actions for license fees or infringement made by the licensors of such "shrink wrap" software arising out of the transfer of the software to Buyer or Aptus hereunder.

          5.12 Intercompany Accounts. Between execution hereof and Closing, intercompany accounts shall be handled substantially in the manner prior to Closing. At the Closing Date, intercompany receivables, payables and loans then existing between Seller, NEI or Aptus shall be terminated in accordance with Section 5.6.

          5.13 Preparation of Financial Statements. The Financial Statements referred to in Section 3.5 shall include such detail as is required by Form 8-K of the Securities Act of 1934 and be prepared at Seller's expense, except that Buyer agrees to pay one-half of the fees of Seller's outside auditors up to a maximum of Thirty Thousand and 00/100 Dollars ($30,000.00). Buyer shall, at its expense, prepare any pro forma financial statements required in connection with its Form 8-K filing. To the extent additional audited or unaudited financial information relating to the operations of NEI or Aptus prior to the Closing is necessary or desirable in connection with the remarketing of the Bonds or the registration rights set forth in the Senior Unsecured Debentures or Subordinated Convertible Debentures, the preparation of such financial information shall be at Seller's cost.

          5.14  [Intentionally Left Blank]

          5.15  Leased Real Property.  On or prior to Closing,
Seller shall assume all obligations under certain Real Property
Leases that have been identified by notation on Schedule 3.9.2 as Leases that Buyer does not require.


          5.16  Certain Environmental Clean-ups.

               5.16.1 Prior to Closing, or as soon thereafter as is reasonably practicable, Seller shall clean up and properly dispose of the construction debris presently stockpiled on the southeast corner of the Coffeyville Facility.

ARTICLE 6

COVENANTS OF BUYER

          Buyer hereby covenants and agrees with Seller as follows:

          6.1  Cooperation by Buyer.  Subject to its rights under
Article 10, prior to the Closing, Buyer will use all reasonable efforts to take all actions and to do all things necessary or advisable to consummate the transactions contemplated by this Agreement and to cooperate with Seller in connection with the foregoing, including using reasonable efforts to obtain any Consents contemplated by Section 4.3.

          6.2 Due Diligence Activities. Each party shall comply with the limitations on the disclosure and use of information set forth in the Confidentiality Agreement with respect to information that the other party provides in and pursuant to this Agreement. Buyer shall coordinate its contacts with Employees with officers of Seller and shall not conduct any soil, groundwater or other environmental sampling in connection with the transactions contemplated hereby without the prior written consent of Seller. Buyer shall refrain from imposing any undue burden upon Aptus and from interfering with its operations while conducting due diligence activities and preparing for the Closing. Buyer has concluded its due diligence investigation of the Business.

          6.3 Further Assurances. Subject to the other terms and conditions of this Agreement, at any time and from time to time, whether before or after the Closing, Buyer shall execute and deliver all instruments and documents and take all other action that Seller may reasonably request to consummate or to evidence the consummation of the transactions contemplated by this Agreement.

          6.4 HSR Act Compliance. Buyer shall file any notification required to be filed under the HSR Act to consummate the transactions contemplated hereby. Buyer shall use all reasonable efforts to comply as promptly as practicable with any request made pursuant to the HSR Act for additional information. Buyer shall cooperate with Seller in such compliance and shall pay the statutory filing fees required by the HSR Act.

          6.5 Release from Guarantees. Seller has not guaranteed any obligations of Aptus, except for the Guarantees listed on Schedule 6.5. Seller shall maintain the Guarantees in effect until the Closing Date, but shall be entitled to terminate the Guarantees effective after the Closing Date with respect to operations of Aptus conducted after the Closing Date. After the Closing Date, Buyer shall indemnify and hold Seller harmless from and against all Damage attributable to any claims made under such Guarantees, but only to the extent that they relate to operations of Aptus conducted after the Closing Date.

          6.6 Due Diligence - Post-Signing. Buyer agrees that during the period from the signing of this Agreement through Closing, Seller shall have reasonable access to senior management of Buyer, the books and records of the Buyer, subject to any attorney-client privilege so as to permit continued due diligence by Seller of Buyer.

          6.7  Repayment of Working Capital Advance.  The Working
Capital Advance identified in Section 5.6 shall be repaid by Aptus or Buyer, without deduction or offset, in accordance with the following repayment schedule:

                         Number of Days       Amount of
                          After Closing        Payment

                               60            $200,000.00
                               90            $200,000.00
                              120            $200,000.00
                              150            $200,000.00
                              180            $200,000.00

ARTICLE 7

MUTUAL COVENANTS

          7.1  Employee Matters.

               7.1.1  Employment.

                    7.1.1.1  From the Employees designated on
Schedule 3.20.1, Buyer shall provide a list to Seller placing the Employees into three (3) categories: (a) Employees that Buyer shall offer employment to at Closing (the "Continuing Employees"); (b) Employees that do not fall into category (c) below and that Buyer shall not offer employment to at Closing (the "Terminating Employees"); and (c) Employees that Buyer shall not offer employment to at Closing but whose services Buyer desires to retain on a contract basis for a limited transition period (the "Transition Employees"). The parties acknowledge that each category may be comprised of both exempt and non-exempt Employees. Buyer shall provide this list to Seller as soon as practicable, but in any event no later than ten (10) days prior to the Closing Date. Seller shall have provided Buyer access to the Employees and their personnel files in order to assist Buyer in this process, subject to the terms of the December 12, 1994 Letter Agreement between Buyer and Seller.

                    7.1.1.2  Buyer agrees that the sum of the
number of Terminating Employees and Transition Employees shall not exceed One Hundred (100). Buyer agrees that the number of Transition Employees shall not exceed Twenty (20). To the extent that Employees are hired or replaced by Seller or Aptus prior to Closing, Buyer agrees to include such Employees on one of the lists referred to in Section 7.1.1.1 above; provided that if the number of Employees on Schedule 3.20.1 increases, Buyer reserves the right to a corresponding increase in the number of Terminating Employees or Transition Employees, provided that no adjustment shall be allowed to Buyer with respect to the hiring by Aptus of one personnel manager at its Coffeyville facility.

                    7.1.1.3  Buyer shall offer employment to the
Continuing Employees with (a) wages or salaries equal to such wages and salaries as such Employees are now paid by Aptus or Seller, and (b) benefits, including a defined benefit pension plan, as set forth on Schedule 7.1.1.3. With respect to Transition Employees, Seller agrees to continue the employment of or hire such Employees as employees of Seller upon the same terms and conditions as their present employment, except that such Employees shall be leased to Aptus as contract employees of Aptus for a period of time determined by Buyer but not to exceed one hundred and twenty (120) days after the date of Closing (the "Transition Period"). Buyer shall provide to Seller thirty (30) days notice prior to terminating the contract with Seller for any Transition Employee. Seller makes no guarantee that any Transition Employee will choose to continue as an employee of Seller under this Section 7.1.1.3 and Seller shall have no obligation to replace any Transition Employee that leaves Seller's employment. Employees whose services may be separately provided post Closing pursuant to the MIS Services Agreement will be included in the number of Terminating Employees, but will not be deemed Transition Employees. Seller's wage and benefits costs for such employees will be reimbursed pursuant to the MIS Services Agreement. Seller shall be required to maintain sufficient agreed upon staffing levels under the MIS Services Agreement whether or not employees terminate their employment with Seller. Buyer shall indemnify Seller against its out-of-pocket costs for wages and benefits for Transition Employees to the extent applicable to the Transition Period. Buyer reserves the right to offer employment to any Transition Employee in the manner and upon the same terms, conditions, wages and benefits prescribed herein for Continuing Employees.

                    7.1.1.4 Any liability to an Employee that is not designated as a Continuing Employee for severance pay or other separation benefits that arises out of such Employee's termination and any liability that arises out of any breach by Seller of any of the provisions of the Benefits Sections, shall be a Retained Liability. Buyer agrees to assume responsibility for and retain any liability associated with these reductions in employment levels to the extent that they trigger compliance with the federal Worker Adjustment and Retraining Notification Act. With respect to any claims, proceedings or lawsuits brought against Buyer, Seller or Aptus alleging that Buyer's listing of employees under Section 7.1.1.1 violates Title VII of the Civil Rights Act, the Americans with Disabilities Act or the Family Medical Leave Act or discriminates against an Employee in violation of any applicable state or federal laws, each party shall bear its own respective defense costs and expenses (including attorneys' fees) and afford reasonable cooperation to the other parties. In the event that Buyer is ultimately found liable in any such proceeding, it shall indemnify Seller against the judgment or settlement and also reimburse Seller's reasonable defense costs and expenses (including attorneys' fees).

               7.1.2 Union Representation. With respect to the collective bargaining agreement identified on Schedule 3.20 which expired by its terms on October 31, 1994, the parties agree as follows: (i) Seller has postponed negotiations on a new collective bargaining agreement by extending the existing agreement until March 15, 1995 or thirty (30) days after Closing and by agreeing that any wage increases will be effective retroactively to October 31, 1994; (ii) Buyer agrees to cause Aptus to assume the obligations under the collective bargaining agreement and its extension and to continue to recognize the union signatory thereto as the collective bargaining representative of the employees covered by the agreement post Closing, provided that Aptus will not be able to continue providing any Westinghouse benefits but will instead provide the Rollins benefits outlined on Schedule 7.1.1.3; and (iii) Seller shall promptly reimburse Aptus within five (5) business days after written notification (with documentation) to Seller of payment by Aptus for any compensation paid to covered employees, for the period between October 31, 1994 and Closing, provided that this reimbursement by Seller shall be limited to not more than three (3) percent of the prior regular hourly wages of the covered employee for the period between October 31, 1994 and Closing.

               7.1.3  Termination of Coverage Under Seller's
Employee Benefit Plans and Coverage Under Buyer's Employee
Benefit Plans.

                    7.1.3.1  Effective as of the Closing, each
Continuing Employee who is a participant in an Employee Benefit Plan sponsored by Seller (a "Seller's Plan") shall cease to be a participant in each such Seller's Plan, and all of the Continuing Employees (including Transition Employees hired by Buyer pursuant to Section 7.1.1.3) effective as of the date of hire of such Continuing Employee by Buyer shall become eligible to participate in the employee benefit plans of Buyer in accordance with the applicable provisions of this Agreement and the terms and conditions of each such plan. Effective as of the Closing, if Aptus has adopted any of Seller's Plans, Aptus shall withdraw as an employer thereunder.

                    7.1.3.2 Employees of Aptus shall be entitled to the accrued and vested benefits due to them as a result of Aptus's termination of participation as described in Section
7.1.3.1 above or their termination of employment, under all employee benefit plans, programs, practices or arrangements of Seller, and Seller shall retain liability for the payment of such accrued and vested benefits under and in accordance with such plans, programs, practices and arrangements and shall indemnify and hold Buyer and Aptus harmless from and against same.

               7.1.4 Pension Plans. Buyer shall grant to each Continuing Employee covered by the Pension Plan immediately before the Closing credit for his or her period of employment with Aptus and Seller prior to the Closing Date for the purpose of eligibility and vesting under any defined benefit pension plan maintained by Buyer ("Buyer's Pension Plan") for the benefit of such Employees following the Closing, but not for the purpose of benefit accrual, it being understood that the Buyer's pension plan is a defined benefit plan based on salary earned with the Buyer (beginning on Closing) and that no credit will be provided for any earnings prior to the Closing Date.

               7.1.5 Savings Program. As of the Closing Date, the Savings Program of Seller shall not accept contributions from Employees. Buyer shall grant to each Continuing Employee covered by the Savings Plan immediately before the Closing credit for his or her period of employment with Aptus and Seller prior to the Closing Date for the purpose of eligibility and vesting under Buyer's defined contribution plan (the "Buyer's Savings Plan"), but not for the purpose of benefit accrual. The Buyer's Savings Plan will accept "rollovers" of account balances of Continuing Employees from the Savings Program with respect to before tax contributions only, in accordance with the terms and administrative policies of the Seller's Plan. Outstanding loans under the Savings Program will not be transferable to the Buyer's Savings Plan.

               7.1.6  Welfare and Fringe Benefits.

          (a) Buyer shall grant to each Continuing Employee who is covered immediately before the Closing under Employee Welfare Benefit Plans sponsored by Seller ("Seller's Employee Welfare Benefit Plans") credit for his or her period of employment prior to the Closing with Seller and Aptus under any Employee Welfare Benefit Plan maintained by Buyer for the benefit of such Employees following the Closing (a "Buyer's Employee Welfare Benefit Plan") (including but not limited to arrangements providing disability, vacation, severance and sick time benefits) and shall grant credit for deductibles and co-payments previously paid under any Seller's Employee Welfare Benefit Plan for the year in which Closing occurs. Buyer's Employee Welfare Benefit Plans shall not exclude from coverage or limit coverage for any pre-existing condition of any of the Employees.

          (b) All claims of Employees described in Section 7.1.6(a) which are made against Employee Welfare Benefit Plans and which are incurred prior to the Closing (treating for this purpose costs for hospital confinements that begin before the Closing and continue after the Closing as having been incurred before the Closing) shall be paid in accordance with the provisions and administrative policies of Seller's Employee Welfare Benefit Plans. All claims of Employees described in
Section 7.1.6(a) which are made against Employee Welfare Benefit Plans and which are incurred after the Closing shall be paid under Buyer's Employee Welfare Benefit Plans.

          7.2  Tax Covenants.

               7.2.1 Apportionment of Income Taxes Between Pre-Closing and Post-Closing Periods. In order to appropriately apportion any Income Tax relating to any taxable year or any other period that is treated as a taxable year (a "Period") that includes (but that would not, but for this Section, close on) the Closing Date, the Parties will, unless specifically prohibited by applicable law, elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of NEI or Aptus, and such Period shall be treated as a Short Period and a Pre-Closing Period for purposes of this Agreement. In any case where applicable law specifically prohibits NEI or Aptus from treating the Closing Date as the last day of a Short Period, then for purposes of this Agreement, the portion of such Income Tax that is attributable to the operations of NEI or Aptus for such Interim Period shall be the Income Tax that would be due with respect to the Interim Period if such Interim Period were a Short Period.

               7.2.2 Payment of Income Taxes. In furtherance of the foregoing, any Income Tax in respect of any Short Period shall, except to the extent accrued or reserved for in the aggregate on the balance sheet of NEI or Aptus at Closing, be borne by Seller, and any refunds or credits in respect of such Income Tax for any such Short Period or any Pre-Closing period, in excess of the amount reflected on the balance sheet of NEI or Aptus at Closing, shall be the property of Seller. Any Income Tax in respect of any Interim Period (including amounts payable as a result of an audit or other adjustment), to the extent not paid on or before the Closing Date or accrued or reserved for on the balance sheet of NEI or Aptus at Closing, shall be paid by Seller to Buyer, which shall pay such Income Tax to the relevant Governmental Authority, no later than fifteen (15) days prior to the date such payment is due, and any refunds or credits received by Buyer, NEI or Aptus in respect of such Income Tax for such Interim Period, in excess of the amount reflected on the balance sheet of NEI or Aptus at Closing, shall be the property of Seller. Any Income Tax attributable to the operations of Buyer, NEI or Aptus for any Post-Closing Period shall be borne by Buyer, NEI or Aptus, as the case may be. Any refunds or credits in respect of such Income Tax for any such Post-Closing Period shall be the property of Buyer, NEI or Aptus, as the case may be.

               7.2.3  Preparation and Filing of Income Tax
Returns. Seller shall be responsible, at its expense, for the preparation and filing of all Income Tax Returns for any Short Period. Seller shall prepare such Income Tax Returns in a manner consistent with prior years and shall, in respect of such Income Tax Returns, determine the income, gain, expenses, losses, deductions and credits of NEI or Aptus in a manner consistent with prior practice. The results of operations of NEI or Aptus from the first day of the taxable year through the Closing Date shall be included in Seller's consolidated federal income tax return and in any consolidated, combined or unitary Income Tax Returns required to be filed by Seller after the Closing Date. The results of operations of NEI or Aptus from the first day of the taxable year through the Closing Date shall be included in any separate Income Tax Returns filed by NEI or Aptus after the Closing Date; provided, however, that Seller shall prepare (without cost to Buyer, NEI or Aptus) all such separate Income Tax Returns for any Short Period (but not for any Period which includes or ends after the Closing Date) and submit them to Buyer, and Buyer shall have all such separate Income Tax Returns appropriately executed and filed on a timely basis. With respect to any Income Tax Return to be prepared by Seller, Buyer shall, and shall cause NEI or Aptus to, provide to Seller information in a manner consistent with past practice for use in preparation of such Income Tax Returns, in each case, no later than sixty days
(60) after the relevant Period ends. Notwithstanding the foregoing, Buyer shall be responsible for preparing and filing all Income Tax Returns of NEI or Aptus for Periods not ending on or before the Closing Date, even if such Income Tax Returns cover Periods prior to the Closing Date.

               7.2.4 Cooperation. Seller and Buyer shall, and shall cause NEI or Aptus to, provide each other with such assistance as may reasonably be requested by them in connection with the preparation of any Income Tax Return, any Income Tax audit or other examination by any Governmental Authority, or any judicial or administrative proceedings related to liability for Income Taxes. Seller and Buyer shall, and shall cause NEI or Aptus to, retain and provide each other with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination. Such assistance shall include making employees available on a mutually convenient basis to provide and explain such records and information and shall include providing copies of any relevant Income Tax Returns and supporting work schedules. The Party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.

               7.2.5 Refund Claims. Subject to Section 7.2.11, Seller will provide Buyer, NEI and Aptus with such assistance as it may reasonably request to prepare any refund claim attributable to the carryback of any tax losses or tax credits incurred by Buyer, NEI or Aptus in any Pre-Closing Period to any consolidated, combined or unitary Income Tax Return of Seller or to any separate Income Tax Return of NEI or Aptus for any Pre-Closing Period, and Seller shall receive and retain the amount of any resulting refunds together with any interest thereon upon receipt by any party.

               7.2.6 Tax Sharing Agreements. Any and all Tax (or similar) agreements, arrangements or undertaking among Seller, NEI and Aptus that relate to any liability of NEI or Aptus for the Taxes of Seller shall terminate as of the Closing Date and any rights or obligations resulting from such agreements shall be eliminated as of the Closing Date.

               7.2.7 Notice of Audit. If, in connection with any examination, investigation, audit or other proceeding concerning any Income Tax Return covering the operations of NEI or Aptus through the Closing Date, any Governmental Authority issues to any of the Parties, NEI or Aptus a notice of deficiency, a proposed adjustment, an assertion of claim or a demand concerning the Period covered by such Income Tax Return, the recipient shall notify the other Party that it has received the same within twenty (20) days of its receipt.

               7.2.8 Audits Controlled by Seller. Seller shall have the sole and exclusive right, power and authority to negotiate, resolve, settle or contest any such notice of deficiency, proposed adjustment or assertion of claim or demand and to represent and act for and on behalf of NEI or Aptus in connection with any such examination, investigation, audit or other proceeding, including refund claims of any Income Tax Return of NEI or Aptus for Periods ending on or before the Closing Date. Seller agrees to keep Buyer informed of the progress of any such proceedings.

               7.2.9 Audits Controlled by Buyer. Buyer shall have the sole and exclusive right, power and authority to negotiate, resolve, settle or contest any such notice of deficiency, proposed adjustment or assertion of claim or demand in connection with any such examination, investigation, audit or other proceeding of any Income Tax Return of Buyer, NEI or Aptus for Periods ending after the Closing Date. To the extent that Seller has indemnified Buyer, NEI and Aptus with respect to any such notice of deficiency, proposed adjustment or assertion or claim or demand herein, Buyer shall not, and shall not permit NEI or Aptus to, resolve, settle, compromise, or abandon any issue or claim without the prior written consent of Seller if such action would materially and adversely affect the Income Tax of Seller
for any Period.   Such consent shall not be unreasonably delayed
or withheld, and shall not be necessary to the extent that Buyer notifies Seller that Buyer will forego any obligation of Seller to indemnify Buyer, NEI and Aptus against the effects of any such settlement. Buyer shall keep, and shall cause NEI or Aptus to keep, Seller informed of the progress of any such proceedings and to consult with Seller in good faith in connection therewith.

               7.2.10  338(h)(10) Election.  Buyer and Seller
agree that no election under Code Section 338(h)(10) shall be made as a result of this transaction.

               7.2.11  Net Operating Loss.  NEI and Aptus
presently have a net operating loss ("NOL") for fiscal year ended December 31, 1993 equal to or greater than $16,200,000, representing their apportioned share of Seller's NOL for that year. Seller agrees that the amount of the NOL shall equal or exceed $16,200,000. To the extent that it does not, Seller shall provide to Buyer thirty-five percent (35%) of the difference in cash within thirty (30) days of its determination. Buyer and Seller acknowledge that all NOL amounts are subject to adjustment by the IRS and will not be final until the audit covering the relevant period has been completed by the IRS. To the extent that the NOL is less than or equal to $19,200,000, Buyer shall be entitled to retain the full amount. To the extent that the NOL exceeds $19,200,000, Seller shall be entitled to make the appropriate election under the Code to enable it to utilize any amount in excess of $19,200,000, provided that if Seller is unable to utilize such amount, it shall be retained by Buyer, if possible. There shall be no adjustments to Final Adjusted Net Worth under Section 2.3.1 due to any payments by Seller under this Section.

               7.2.12 Carrybacks. Buyer agrees that it shall make any election or exercise any option available to it under the Code (or similar provisions, if any, under state, local or foreign Tax laws) to waive the carryback of any post-Closing net operating loss, net capital loss, foreign tax credit or other tax benefit to a pre-Closing Period.

          7.3  Books and Records.

               7.3.1 Access. Each Party shall provide the other Party with reasonable access during normal business hours to its books and records and the books and records of NEI or Aptus (other than books and records protected by the attorney-client privilege) to the extent that they relate to the condition or operation of NEI or Aptus prior to the Closing and are requested by such Party to prepare its Income Tax Returns, to respond to Third Party Claims, or for any other legitimate purpose specified in writing. Each Party shall have the right, at its own expense, to make copies of any such books and records.

               7.3.2 Destruction. For a period of ten (10) years, or the expiration of any longer period if required under applicable law, neither Party shall dispose of or destroy any books and records of NEI or Aptus to the extent that they relate to the condition or operation of NEI or Aptus prior to Closing or any facility operated by NEI or Aptus prior to Closing and any records dealing with the personal medical records of any present or former Employees prior to the Closing without first offering to turn over possession thereof to the other Party by written notice at least thirty (30) days prior to the proposed date of disposition or destruction, provided however that this section shall not be applicable to records required under applicable law to be preserved longer than ten (10) years.


               7.3.3 Confidentiality. Each Party may take such action as it deems reasonably appropriate to separate or redact information unrelated to NEI or Aptus from documents and other materials requested and made available pursuant to this Section and to condition access to materials that it deems confidential to the execution and delivery of an Agreement by the other Party not to disclose or misuse such information.

               7.3.4 Assistance. Each Party shall, upon written request and at the requesting Party's expense, make personnel available to assist in locating and obtaining any books and records of NEI or Aptus to the extent that they relate to Retained Liabilities or the condition or operation of NEI or Aptus prior to the Closing (or after the Closing with respect to information relating to Identified Environmental Concerns) and make personnel available whose assistance, participation or testimony is reasonably required in anticipation of, preparation for or the prosecution or defense of any Third Party Action in which the other Party does not have any adverse interest.

          7.4  Non-Competition.

               7.4.1 Seller covenants that upon Closing and until the expiration of five (5) years from the Closing Date, Seller shall not, and shall not allow any Affiliate to i) engage in the commercial business of fixed based incineration of Hazardous Waste (as now defined under RCRA or TSCA) or ii) engage in the commercial business of mobile incineration by treating a stream of active industrial Hazardous Waste (as now defined under RCRA or TSCA) at its manufacturing or processing point of origin of such stream, (For purpose of this Section, the Business shall mean those activities described in (i) and (ii).) within the continental United States; provided, however, that the covenants contained within this Section 7.4 shall not prevent Seller or any Affiliate from:

                    (a)  Maintaining and continuing existing
standard business operations in accordance with current and past practice;

                    (b)  Continuing to own its current shares of
capital stock, partnership or other equity interests in the entities identified on Schedule 7.4;

                    (c)  Acquiring shares of capital stock,
partnership or other equity interests in any Person as investments of Seller's pension funds or funds of any other employee benefit plan of Seller whether or not such Person is engaged in the same business as the Business;

                    (d) Acquiring no more than five percent (5%) of the outstanding capital stock, partnership or other equity interests in any Person;

                    (e)  Acquiring up to one hundred percent
(100%) of the outstanding capital stock, partnership or other equity interests in any Person for which the annual revenues derived directly from the operations of such Person from any business that competes with the Business are not more than the lesser of (i) ten percent (10%) of such Person's total annual revenues or (ii) $10,000,000;

                    (f)  Acquiring less than fifteen percent
(15%) but more than five percent (5%) of the outstanding capital stock, partnership or other equity interests in any Person for which the annual revenues derived directly from the operations of such Person from any business that competes with the Business are more than the lesser of (i) ten percent (10%) but less than twenty-five percent (25%) of such Person's total annual revenues or (ii) $10,000,000;

                    (g)  Acquiring more than fifty percent (50%)
of the outstanding capital stock, partnership or other equity interests (which includes debt which is convertible into an equity interest) in any Person for which the annual revenues derived directly from the operations of such Person from any business that competes with the Business are more than ten percent (10%) but less than twenty-five percent (25%) of such Person's total annual revenues; provided, however, that Seller shall use all commercially reasonable efforts to divest that portion of such Person which competes with the Business on commercially reasonable terms within three hundred sixty-five
(365) days after the acquisition of such ownership or interest; and provided further if such divestiture cannot occur within this period then Seller shall pay to Buyer a sum equal to five percent (5%) of the annual gross revenues of the Person attributed to the Business and prorated for Seller ownership interest but never more than operating profits prorated for Seller's ownership interest for the Business until the earlier of divestiture of such Business or the expiration of this Agreement;

                    (h)  Acquiring no more than fifty percent
(50%) but more than fifteen percent (15%) of the outstanding capital stock, partnership or other equity interests (I) in any Equity for which the annual revenues derived directly from the operations of such Person from any business that competes with the Business are more than ten percent (10%) but less than twenty-five percent (25%) of such Person's total annual revenues; provided, however, that Seller, directly or indirectly, will have control of such Person sufficient to cause such Person to use all commercially reasonable efforts to divest that portion of such Person which competes with the Business on commercially reasonable terms within three hundred sixty-five (365) days after the acquisition of such ownership or interest; and provided, that Seller shall, directly or indirectly, so cause such Person to so divest; and provided further if such divestiture cannot occur within this period then Seller shall pay to Buyer a sum equal to five percent (5%) of the annual gross revenues of the Person attributable to the Business and prorated for the Seller's ownership interest but never more than operating profits prorated for the Seller's ownership interest for the Business until the earlier of divestiture of such Business or the expiration of this Agreement;

                    (i)  Performing any act or conducting any
business contemplated by this Agreement or the agreements attached hereto or contemplated thereby; or

                    (j)  Any business currently or in the future:

                         (i)  involving the processing or
                              disposing of mixed / hazardous
                              radioactive waste, Hazardous Waste
                              or radioactive waste, including but
                              not limited to the following
                              technologies:

                              (a)  Plasma Torch technology and
                                   its applications;

                              (b)  Thermal Desorption technology
                                   and its applications;

                              (c)  Catalytic Extraction
                                   Processing (CEP) and Quantum
                                   CEP Technology, both
                                   proprietary technologies of
                                   Molten Metal Technology, Inc.;

                              (d)  Soil Washing technology and
                                   its applications; and

                              (e)  Metal Melting technology and
                                   its applications;

                              (f)  Steam Reformation technology
                                   and its applications;

                              (g)  Wet Oxidation technology and
                                   its applications; and

                              (h)  Electro-Magnetic or beam type
                                   processing technology such as
                                   ultra violet (UV), radio
                                   frequency (RF), laser, or
                                   electron beam and their
                                   applications.

                         (ii) involving the incineration of
                              Hazardous Waste as part of a
                              contract involving environmental
                              remediation of either a Superfund
                              or non-Superfund site.

               The provisions of (e), (f), (g), and (h) do not apply to any partnership, joint venture, corporation or limited liability company that is using the technologies listed in (j) above.

               7.4.2  In the event that any part of this Section
7.4 (including any subparagraphs hereto) is declared invalid or unenforceable by a court of competent jurisdiction, the validity or enforceability of the remainder of this Section 7.4 shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable portions had not been a part hereof.
The territory and time limitations set forth in this Section 7.4 are reasonable and properly required for the adequate protection of the Buyer and Aptus. In addition, the parties acknowledge that the nature of the business of hazardous waste incineration and laboratory analysis is such that competitive activities could be conducted effectively regardless of the geographic distance between Aptus's place of business and the place of any competitive business. In the event that the territorial or time restrictions, or both, are determined by a court of competent jurisdiction to be unenforceable, Seller hereby requests and authorizes such court to modify said area or periods of duration to the extent necessary to render them enforceable; and Seller shall accept and submit to such modification(s).

               7.4.3  Seller recognizes that immediate and
irreparable damage will result to Aptus or Buyer if Seller breaches any of the terms and conditions of this Section 7.4 and accordingly, Seller acknowledges that Buyer may be entitled under applicable law to an injunction against Seller to restrain any such breach, in addition to any other remedies or claims for money damages which Aptus or Buyer may otherwise have.

          7.5 Access to Information. The parties shall cooperate in any environmental due diligence and Buyer shall not engage in any environmental due diligence investigation other than so-called "Phase I" (i.e., documentary review and walk-through inspection) preliminary environmental evaluations without the prior written consent of Seller.

          7.6  Non-Solicitation of Employees.

               (a)  For a period of two (2) years after the
Closing, Seller shall not, without the prior written consent of Buyer, solicit the employment of, or employ or offer to employ, any Continuing Employees or any employees of Buyer that Seller had significant contact with during the negotiation of this Agreement.

               (b)  For a period of two (2) years after the
Closing, Buyer shall not, without the prior written consent of Seller, solicit the employment of, or employ or offer to employ, any employee listed on Schedule 3.20.1 not employed by Buyer as a
Continuing Employee or any employee of Seller that Buyer had significant contact with during the negotiation of this Agreement.

               (c) This Section shall apply to employees in senior management, operations, regulatory, financial, marketing and sales, or permitting aspects of each Party's business. This Section shall not apply to any employee ninety (90) days after such employee has left the employ of either Party.

          7.7 Rights Agreement. If necessary, Buyer shall take such action as it determines is warranted to amend the Rights Agreement dated as of June 14, 1989, between Buyer and Registrar and Transfer Company (the "Rights Agreement"), to ensure that the issuance of the Subordinated Debentures shall not cause a "Triggering Event" under and as defined in the Rights Agreement.

          7.8  Remarketing of IDBs and Cost Sharing.

               7.8.1 Initial Remarketing. In connection with the initial remarketing: (i) within four to six weeks from the date of Closing (or as soon thereafter as is reasonably practicable), Buyer shall use all reasonable efforts to cooperate in good faith with the Remarketing Agent and Seller to effect the remarketing of the IDBs to one or more third parties, including, without limitation, entering into an underwriting agreement on customary terms and conditions, obtaining a rating for the IDBs, assisting in the preparation of an offering memorandum and participating in any sales efforts (including any road shows).

               7.8.2 Remarketing of IDBs. From and after the Closing Date and until the IDB Backstop Expiry Date, (i) Seller shall either, at its option, maintain a Letter of Credit enabling the IDBs to be remarketed to one or more third parties at the principal amount thereof, or hold the IDBs, and (ii) Buyer shall take all action necessary to permit the Remarketing Agent to remarket the IDBs pursuant to Section 3.03 of the IDB Indenture at Weekly Rates or Flexible Rates as determined by Buyer (subject to the consent of Seller, which consent shall not be unreasonably withheld). Seller is to ensure that the Remarketing Agent's total fees and expenses for remarketing the IDBs after the Closing Date and prior to the Effective Conversion Date shall not exceed a rate of one-eighth (1/8) of one (1) percent per annum of the average daily outstanding principal amount of the IDBs (or such higher rate which is then the prevailing industry rate).

               7.8.3     Effective Conversion Date.

                    7.8.3.1   Option of Buyer.  On any Mandatory
Tender Date prior to the IDB Backstop Expiry Date, Buyer shall have the right to convert the Rate Period for the IDBs to a Term Period with a term expiring on the maturity date for the IDB; provided, that in the event of such a conversion, from and after such Mandatory Tender Date (the "Effective Conversion Date"):

                         (a)  For purposes of Section 7.8.4, the
                    IDB Interest Rate shall be the lesser of (i) the actual IDB Interest Rate and (ii) 10% per annum.

                         (b)  On the Effective Conversion Date,
                    the remarketing proceeds shall be paid to the Letter of Credit issuer in immediately available funds in an amount equal to the sum drawn related to principal on the IDBs under the Letter of Credit in connection with such Mandatory Tender Date, and any interest on the IDBs drawn under the Letter of Credit shall be reimbursed to the Letter of Credit issuer and shall be treated as any other IDB Costs.

                         (c)  The obligation of Seller to either
                    cause the Letter of Credit to remain
                    outstanding or hold the IDBs shall
                    automatically and without further action terminate.

                    7.8.3.2   Option of Seller.  At any time
prior to the IDB Backstop Expiry Date, in the event Seller delivers to Buyer a written notice from the Remarketing Agent to the effect that at the time of such notice, a Term Rate could be established pursuant to Section 2.03 (b) (iii) of the IDB Indenture for a Term Period expiring on the maturity date for the IDBs equal to or less than 10% per annum, unless there shall be an IDB Remarketing Exception, (i) Buyer shall promptly give all notices required pursuant to Section 2.04 of the IDB Indenture of its election to convert on a date specified by Seller occurring no earlier than sixteen (16) days thereafter the Rate Period to a
Term Period expiring on the maturity date for the IDBs, (ii) Buyer shall cooperate with the Remarketing Agent and Seller to enable the IDBs to be sold on such Mandatory Tender Date at a price equal to the principal amount thereof, including, without limitation, furnishing information and making representations to the Remarketing Agent and agreeing to such other terms and conditions, including indemnification obligations, as are customary or otherwise reasonably requested by the Remarketing Agent in connection with the remarketing of the IDBs for a Term Period expiring on the maturity date for the IDBs, and (iii) unless either (a) when the Remarketing Agent determines that the Term Rate described in Section 2.03 (b) (iii) of the IDB Indenture, would be likely to exceed 10% per annum were the rate period to be converted to a Term Period or (b) Seller gives notice to Buyer prior to the time required on the Mandatory Tender Date to effect the conversion that it does not consent to the conversion of the Rate Period to a Term Period expiring on the maturity date for the IDBs, Buyer shall arrange for and comply with its delivery obligations under Section 2.04 (d) of the IDB Indenture in order to cause such conversion to be effected on such Mandatory Tender Date; provided, that in the event of such a conversion, from and after such Mandatory Tender Date (the "Effective Conversion Date"):

                         (a)  For purposes of Section 7.8.4, the
                    amount of IDB Costs shall be the actual IDB
                    Costs.

                         (b)  On the Effective Conversion Date,
                    the remarketing proceeds shall be paid to the Letter of Credit issuer in immediately available funds in an amount equal to the sum drawn related to principal on the IDBs under the Letter of Credit in connection with such Mandatory Tender Date, and any interest on the IDBs drawn under the Letter of Credit shall be reimbursed to the Letter of Credit issuer and shall be treated as any other IDB Costs.

                         (c)  The obligation of Seller to either
                    cause the Letter of Credit to remain
                    outstanding or hold the IDBs shall
                    automatically and without further action terminate.

                    7.8.4 IDB Cost Sharing. If the IDB Costs for any 12-month period following the Closing Date shall be (i) greater than an amount equal to the interest on the aggregate principal amount of the IDBs, calculated at a rate of 7-1/2 per annum, based on the actual number of days in the year (the "IDB Cost Base"), Seller shall pay Buyer one-half of the difference between (a) the Effective Annual IDB Costs and (b) the IDB Cost Base, or (ii) less than the IDB Cost Base, Buyer shall pay Seller one-half of the difference between (a) the Effective Annual IDB Costs and (b) the IDB Cost Base (in either event, the "IDB Cost Spread"). Notwithstanding the foregoing, if the IDBs shall have been converted at the option of Seller pursuant to Section
7.8.3.2 and the IDB Costs exceed 10% per annum, then IDB Costs under 10% shall be addressed by the foregoing and IDB Costs in excess of 10% shall be borne exclusively by Seller and reimbursed to Buyer in accordance with 7.8.4.1.

                         7.8.4.1   Calculation and Payment.
Within ten business days after the end of each quarter during the term of the IDBs, each of the parties shall provide the other with a statement of each of the IDB Costs incurred by it for the prior quarter. If there is an IDB Cost Spread, calculated on an annual (360 days) cost basis, then the party having responsibility for such IDB Cost Spread shall pay that amount within 30 days after the end of each quarter to the party entitled to such payment.

                    7.8.5     Cooperation.  Each of the parties
shall use all reasonable efforts in good faith to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable (other than to fund any payment obligations of the other party as provided in this
Section 7.8) to cooperate with the other party in connection with the foregoing.

                         7.8.5.1   Remarketing Agent.  Until the
IDB Backstop Expiry Date, notwithstanding any provision herein or in the IDB Indenture or the Remarketing Agreement entered into in connection therewith to the contrary, Seller shall have the exclusive right to remove the Remarketing Agent and to select a successor Remarketing Agent, subject in the case of the selection of a successor Remarketing Agent, to the consent of Buyer, which consent shall not be unreasonably withheld.

                         7.8.5.2   Interest Rate Cap.  From time
to time until the IDB Backstop Expiry Date, Buyer shall have the right, subject to the reasonable consent of the Seller, which consent shall not be unreasonably withheld, to obtain an Interest Rate Cap and the cost of which shall be subject to the provisions of Section 7.8.4.

                    7.8.6     Underwriting Costs.  All
Underwriting Costs will be shared equally by Seller and Buyer; provided that in no event will Buyer's share of the Underwriting Costs exceed $400,000 in the initial remarketing or $600,000 in the aggregate for both the initial remarketing and the conversion to a fixed term.

                    7.8.7     Conversion.  Any conversion of the
IDBs under 7.8.3.1 (Option of Buyer) or 7.8.3.2 (Option of
Seller) shall be accomplished such that the IDBs be sold without a discount, with a term expiring on the current maturity date for the IDB (2020), and with semi-annual interest payments.

                    7.8.8     Rebate Obligation.  Seller shall
take all steps necessary to comply with the rebate provisions of
Article IV of the Tax Exemption Certificate and Agreement, including, without limitation, making the calculations, transfers and payments that may be necessary to comply with the rebate requirements contained in Section 148(f) of the Code. Seller shall prepare the I.R.S. Form 8038-T required to be filed in 1995 on the fifth anniversary of the Bond issue and Seller shall deposit in the Rebate Fund an amount equal to the total rebate payment, if any, then due. Buyer and Seller shall direct the Trustee to make the required payment from the Rebate Fund to the U.S. Government. Any subsequent filing obligations shall be the responsibility of Buyer.


ARTICLE 8

CONDITIONS PRECEDENT TO CLOSING

          8.1 Conditions Precedent to Buyer's Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any of which may be waived by Buyer:

               8.1.1  Accuracy of Representations and Warranties.

The representations and warranties made by Seller in this Agreement shall be true and correct as of the Closing Date except for (a) representations and warranties made as of a specified date, which shall be true and correct as of the specified date,
(b) breaches and inaccuracies that do not have a Material Adverse Effect and (c) breaches and inaccuracies that Seller is working diligently to cure or remedy at its cost or expense, provided that Seller agrees to either cure or remedy such breaches or inaccuracies as soon as practicable or indemnify Buyer against any Damages relating thereto.

               8.1.2 Litigation. No Order shall be in effect forbidding or enjoining the consummation of the transactions contemplated hereby and no Action shall be pending or threatened which, if adversely determined, would result in any such Order.

               8.1.3 Covenants. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed by Seller prior to or at the Closing.

               8.1.4 Deliveries. Seller shall have delivered to Buyer the documents required by Section 9.2.

               8.1.5 Consents. The execution, delivery and performance of this Agreement by Seller shall not conflict with any Law or result in the creation of any Lien (other than Permitted Liens) on any assets of Aptus. Seller and Aptus shall have obtained the Consents, if any, set forth on Schedule 3.8. Such consents shall be in form and content reasonably satisfactory to Buyer and shall have been reviewed with Buyer in final (but unexecuted) form no less than fifteen (15) days prior to Closing.

               8.1.6     Customers.  Aptus shall not have
suffered the loss of customers that would have a Material Adverse
Effect.

               8.1.7 No Material Adverse Effect. There shall have been no event or occurrence since December 31, 1994 that has had a Material Adverse Effect on NEI or Aptus.

          8.2 Conditions Precedent to Seller's Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, any of which may be waived by Seller:

               8.2.1  Truth of Representations and Warranties.
The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date.

               8.2.2 Litigation. No Order shall be in effect forbidding or enjoining the consummation of the transactions contemplated hereby and no Action shall be pending or threatened which, if adversely determined, would result in any such Order.

               8.2.3 Covenants. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed by Buyer prior to or at the Closing.

               8.2.4 Deliveries. Buyer shall have delivered to Seller the payment and documents required by Section 9.3.

               8.2.5  [Intentionally Left Blank]

               8.2.6 Permits. Seller shall have been able to obtain any consents necessary to transfer the Permits.

ARTICLE 9

CLOSING

          9.1 Time and Place. Subject to the terms and conditions of this Agreement, the Closing shall take place at the offices of Seller in Pittsburgh, Pennsylvania at 10:00 a.m., on Friday, March 31, 1995 or at such other time and place as the Parties shall agree upon in writing (the "Closing Date"). The Closing shall be deemed effective at 11:59 p.m. Pittsburgh time on the Closing Date.

          9.2 Deliveries by Seller. At the Closing, Seller shall deliver the following to Buyer:

               9.2.1  Certificates representing all of the
Shares, together with duly executed stock transfer powers in favor of Buyer.

               9.2.2  The stock books, stock ledgers, minute
books and corporate seal of NEI and Aptus.

               9.2.3  The recorded Charter Documents of NEI and
Aptus recently certified by the Delaware Secretary of State.

               9.2.4  Certificates of the Secretary or Assistant
Secretary of Seller concerning (a) its good standing, (b) the adoption of resolutions by its board of directors authorizing the transactions contemplated by this Agreement and (c) the incumbency of its officers, all in form and substance satisfactory to Buyer.

               9.2.5  Certificates of the Secretaries or
Assistant Secretaries (or the comparable officials) of NEI and Aptus, or a certificate of an executive officer of Seller, concerning the Charter Documents and good standing of NEI and Aptus.

               9.2.6 Recent (dated within thirty (30) days of the Closing) good standing certificates (or the comparable documents) for NEI and Aptus issued by the Secretary of State or (the comparable officials) of each of the jurisdictions in which NEI is incorporated, Aptus is incorporated, or either is qualified to do business as a foreign corporation.

               9.2.7  A certificate signed by an executive
officer of Seller and dated the Closing Date certifying that (a) each of the representations and warranties made by Seller in this Agreement is true and correct as of the Closing Date in all material respects and (b) all of the terms, covenants and conditions of this Agreement to be complied with and performed by Seller on or before the Closing Date have been complied with and performed in all material respects.

               9.2.8 Copies of the Consents obtained by Seller and Aptus pursuant to Section 3.8.

               9.2.9  A receipt for the payment made as
contemplated by Section 2.2.1.

               9.2.10 A written opinion addressed to Buyer from counsel for Seller, in the form attached as Exhibit 9.2.10.

               9.2.11 The written resignation of each director and officer of Aptus and NEI. A complete list of all such officers and directors is set forth on Schedule 9.2.11 hereto.

               9.2.12 An executed Patent Assignment to Aptus in the form of Exhibit 9.2.12 relating to the patent identified in
Schedule 3.19 as registered in the name of Seller.

               9.2.13  An executed Assignment and Assumption
Agreement relating to the IDB Bonds in the form of Exhibit 2.2.3.

               9.2.14  An opinion of Counsel to Seller (or
counsel to the IDB Issuer) addressed to Buyer to the effect that the Assignment and Assumption Agreement relating to the IDB Bonds will not adversely affect the excludability of interest on the IDB Bonds from the gross income of the owners thereof for purposes of federal income taxation.

               9.2.15  An executed Assignment of Software License
Agreement in the form of Exhibit 9.2.15 relating to Seller's CORE
System.

               9.2.16 An executed Debenture Purchase Agreement in the form of Exhibit 2.2.2.

               9.2.17  Such other documents, instruments and
certificates as Buyer may reasonably request for the transactions contemplated by this Agreement.

          9.3 Deliveries by Buyer. At the Closing, Buyer shall deliver the following to Seller:

               9.3.1  The payment of the Cash required under
Section 2.2.1.

               9.3.2  The issuance of the Senior Unsecured
Debentures and Subordinated Convertible Debentures.

               9.3.3  An executed Assignment and Assumption
Agreement relating to the IDB Bonds in the form of Exhibit 2.2.3.

               9.3.4 An opinion of counsel to Buyer addressed to Security Pacific National Trust Company (New York), as Trustee or its successor, to the effect that Buyer has expressly assumed in a writing delivered to such Trustee the obligations of Seller under the IDB Loan Agreement, satisfying the requirements of
Section 6.1(b)(i) of the IDB Loan Agreement.

               9.3.5 The recorded Charter Documents of Buyer, recently certified by the Delaware Secretary of State.

               9.3.6  A certificate of the Secretary or Assistant
Secretary of Buyer (or the comparable official) concerning (a)
Buyer's Charter Documents and good standing, (b) the adoption of resolutions by its board of directors authorizing the transactions contemplated by this Agreement and (c) the incumbency of its officers, all in form and substance satisfactory to Seller.

               9.3.7  A recent good standing certificate for
Buyer issued by the Delaware Secretary of State.

               9.3.8  A certificate signed by an executive
officer (or the comparable official) of Buyer and dated the Closing Date certifying that (a) each of the representations and warranties made by Buyer in this Agreement is true and correct as of the Closing Date in all material respects and (b) all of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer on or before the Closing Date have been complied with and performed in all material respects.

               9.3.9 A written opinion addressed to Seller from counsel for Buyer, in the form attached as Exhibit 9.3.9.

               9.3.10  An executed Assignment or Assignments of
Software License Agreement in the form of Exhibit 9.2.15 relating to Seller's CORE System and Seller's WISHES System.

               9.3.11 An executed Debenture Purchase Agreement in the form of Exhibit 2.2.2.

               9.3.12  Such other documents, instruments and
certificates as Seller may reasonably request for the transactions contemplated by this Agreement.

ARTICLE 10

TERMINATION PRIOR TO CLOSING DATE

          10.1 Termination. This Agreement may be terminated prior to the Closing Date only as follows:

               10.1.1  By the mutual written consent of the
Parties;

               10.1.2 By either Party immediately upon written notice to the other Party, if the Closing has not occurred on or before March 31, 1995 and the failure to close is not attributable to the fault of the party terminating; or

               10.1.3 By either Party immediately upon written notice to the other Party if (a) a preliminary injunction is issued at the request of any Governmental Authority that enjoins or prohibits the Closing or (b) a permanent injunction is issued by a Governmental Authority that enjoins or prohibits the Closing and becomes final and non-appealable.

          10.2  Effect of Termination.

               10.2.1 General. If this Agreement terminates pursuant to Section 10.1, no Party shall have any liability or obligation to the other Party hereunder, other than the confidentiality obligation set forth in Section 6.2. However, such termination shall not relieve any Party of liability for any willful, material breach of this Agreement. Without limiting the foregoing, if Closing does not occur due to a breach by Seller of its obligations under this Agreement, then Seller shall promptly reimburse Buyer in full for the Forty-Five Thousand Dollar ($45,000.00) HSR filing fee previously paid by Buyer.

ARTICLE 11

INDEMNIFICATION AND PROCEDURES

          11.1 Indemnification by Seller. Subject to the other provisions of this Article 11 and Article 12 relating to certain environmental indemnities, Seller shall indemnify and hold Buyer, its Affiliates and their respective employees, representatives, officers, directors and agents (the "Buyer Indemnitees") harmless from and against any and all Damages suffered by any Buyer Indemnitee arising out of:

          (a) the breach of any representation or warranty made by Seller in this Agreement or in any other agreement or certificate delivered by Seller at the Closing;

          (b) the breach of any covenant, undertaking or agreement by Seller in this Agreement or in any other agreement executed and delivered at the Closing;

          (c) in addition to and without limiting the scope of paragraphs (a) and (b) above:

               (I) any claim against Aptus or NEI for workman's compensation pending as of the Closing or any such claim made after the Closing based upon or alleging an incident occurring entirely prior to Closing, including any unsatisfied judgments or other final awards or settlements reached, whether or not scheduled in this Agreement, except to the extent properly reserved for on the December 1994 Balance Sheet;

               (II) any litigation instituted or threatened
                    against Aptus or NEI as of the Closing,
                    including any unsatisfied judgments or other final awards or settlements reached, whether or not scheduled in this Agreement, except to the extent properly reserved for on the December 1994 Balance Sheet;

               (III) any litigation instituted or threatened against Aptus or NEI after the Closing based upon or alleging an incident occurring entirely prior to Closing;

               (IV) any litigation instituted or threatened
                    against Aptus or NEI, other than litigation addressed by items (II) and (III) above, but only to the extent attributable to the business of Aptus or NEI prior to the Closing;

               (V) any liability of any kind whatsoever (i) arising from any incident or occurrence prior to July 1985 and relating in any way to the business operations of NEI, any predecessor of NEI, any Person merged into NEI or Aptus, or any Person whose liabilities were assumed by NEI or Aptus as a result of an acquisition, divestiture or reorganizations whether by operation of law or otherwise, or
                    (ii) relating in any way to the business operations of National Oil Processing, Inc., Coffeyville Truck Center, Inc., National Investment Company, or any Person required to be identified on Schedule 3.1.3 but omitted therefrom. This section is intended to extend to any claims made against Aptus with regard to the one (1) acre parcel of property owned by Hawks and Meehan and located at the Coffeyville Facility.

               (VI) any Undisclosed Liabilities.

          The foregoing items (a), (b) and (c) being collectively referred to as the "Retained Liabilities."

          11.2 Indemnification by Buyer. Subject to the other provisions of this Article 11 and Article 12 relating to certain environmental indemnities, Buyer shall indemnify and hold Seller, its Affiliates and their respective employees, representatives, officers, directors and agents (the "Seller Indemnitees") harmless from and against any Damages suffered by any Seller Indemnitee arising out of:

          (a) the breach of any representation or warranty made by Buyer in this Agreement or in any other agreement or certificate delivered by Buyer at the Closing;

          (b) the breach of any covenant by Buyer in this Agreement or in any other agreement executed and delivered at the Closing;

          (c) any claim made against Aptus or NEI for workman's compensation made after the Closing, except to the extent such claim constitutes a Retained Liability;

          (d) any litigation instituted or threatened against Aptus or NEI after the Closing, except to the extent such claim constitutes a Retained Liability;

          (e) after the Closing Date, the failure by Buyer, NEI or Aptus to perform any of its obligations, except to the extent that such obligations arise from events or conditions that entitle any Buyer Indemnitee to indemnification pursuant to this Agreement; or

          (f) the operation of the Business after the Closing Date, including any liability of Seller as surety or indemnitor for NEI or Aptus under any performance or surety bond or letter of credit (other than those referred to and specifically handled pursuant to Section 5.8.5) relating to post closing operations of NEI or Aptus, except to the extent that such Damages constitute a Retained Liability.

          11.3  Notice and Resolution of Claims.

               11.3.1  Notice.  Each indemnified party (a
"Beneficiary") shall promptly give written notice to the indemnifying Party after obtaining knowledge of any claim that it may have pursuant to this Article 11. Such notice shall set forth in reasonable detail the claim and the basis for indemnification.

               11.3.2 Right to Assume Defense. If such claim for indemnity shall arise from a claim or Action involving a third party (a "Third Party Claim"), the Beneficiary shall permit the indemnifying Party to assume its defense. If the indemnifying Party assumes the defense of such Third Party Claim, it shall take all steps necessary to investigate, defend or settle such Action and shall, subject to Section 11.4, hold the Beneficiary harmless from and against any and all Damages caused by or arising out of any settlement approved by the indemnifying Party or any judgment in connection with such Third Party Claim. Without the written consent of the Beneficiary, the indemnifying Party shall not consent to entry of any judgment or enter into any settlement that does not include an unconditional and complete release of the Beneficiary by the claimant or plaintiff making the Third Party Claim (except in the case of an Action involving a Governmental Authority where the Governmental Authority does not typically provide an unconditional and complete release, in which case the indemnifying Party shall not consent to entry of any judgment or enter into any settlement that does not contain customary nonadmissions and settlement terms peculiar to that Governmental Authority). The Beneficiary may participate in such defense or settlement through its own counsel, but at its own expense.

               11.3.3 Failure to Assume Defense. Failure by the indemnifying Party to notify the Beneficiary of its election to assume the defense of any Third Party Claim within thirty (30) days after its receipt of notice thereof shall be deemed a waiver by the indemnifying Party of its right to assume the defense of such Third Party Claim. In such event, the Beneficiary may defend against such Third Party Claim in any manner it deems appropriate, at the cost and expense of the Indemnifying Party. The Beneficiary may settle such Third Party Claim or consent to the entry of any judgment with respect thereto, provided that it acts reasonably and in good faith.

          11.4  Limits on Indemnification.

               11.4.1 Seller shall not be liable to defend, indemnify and hold harmless Buyer against any Damages under this
Article 11 unless and until the aggregate Damages exceed Five Hundred Thousand ($500,000.00) Dollars (the "Basket"), and then shall be liable only for Damages in excess of the Basket. Furthermore, neither Party shall be liable to indemnify, defend and hold harmless an Indemnitee against Damages in respect of which indemnification may be available in excess of $135,000,000 (the "Cap"); provided, however, that the breach or non-fulfillment of any covenant, undertaking or agreement (as distinguished from a breach of a representation or warranty) shall not be subject to, nor apply in calculating, the Basket or the Cap. For purposes of determining the Basket, any breach by Seller of a representation or warranty hereunder shall be determined without regard to whether the breach resulted in a Material Adverse Effect. Notwithstanding the foregoing, the liability of Seller with respect to the following items shall not be subject to, nor apply in calculating, the Basket or the Cap:
Section 3.22 (Taxes); Section 7.2 (Tax Covenants); Section 7.1 (Employee Matters); Section 11.1 (c) (I) (relating to Workman's Compensation); Section 11.1 (c) (II) (relating to pending litigation); Section 11.1 (c) (V) (relating to certain potential predecessor liabilities); and Section 3.15 (Accounts Receivable).

In addition, the limitations period provided in Section 11.5 shall not apply to the items enumerated in the immediately preceding sentence and Seller's representations and warranties and indemnification obligations related to such items shall survive indefinitely (subject only to applicable statutes of limitations and any extensions thereto), with the exception of
Section 11.1 (c) (V) which shall survive for twenty-five (25) years.

               11.4.2 The determination of Final Adjusted Net Worth and the post Closing adjustment of the Purchase Price in accordance with Section 2.4 hereto shall not affect Buyer's ability to seek indemnification for a breach of a representation or warranty relating to the Financial Statements. Buyer may not make a claim against Seller for breach of Section 3.15 relating to accounts receivable, unless it has attempted to collect same in accordance with its normal collection procedures. Buyer shall also be required to apply amounts which it collects on receivables in the order in which the accounts receivable were created, except with respect to disputed receivables.

          11.5 Survival. With the exception of those items identified in Article 12 or Section 11.4, Seller's representations and warranties and indemnification obligations under this Agreement shall terminate three (3) years from the Closing Date. Representations and warranties that are made as of a specified date or are remade as of the Closing Date are not intended to be deemed to be remade effective as of a date subsequent to the Closing Date.

          11.6 Exclusive Remedy. The remedies of Buyer and Seller provided for in this Agreement shall be the exclusive remedies of the Parties with respect to the matters covered by this Agreement, the events giving rise to this Agreement, the Purchased Assets and the Business. Without limiting the generality or effect of the foregoing, as a material inducement to the other party entering into this Agreement, except for the remedies set forth in this Agreement, each of the Parties hereby waives any claim or cause of action which it might assert, including, without limitation, under the common law, federal, state or foreign securities, trade regulation, or other law, by reason of this Agreement, the matters covered hereby, the events giving rise to this Agreement, the Purchased Assets or the Business. Buyer shall not be entitled to a rescission of this Agreement.

          11.7  No Mitigation.  The representations and
warranties of either Party shall not be mitigated by any investigation conducted by the other Party or its representatives prior to Closing.

          11.8 Indemnity Payments. All payments made pursuant to Section 11.1 (other than interest payments) will be treated by the Parties on all Returns as an adjustment to the Purchase
Price.

          11.9  Buyer's Cooperation.

               11.9.1  Buyer shall promptly provide Seller with
(a) copies of all notices concerning the Retained Liabilities and any indemnifiable claims that Buyer or Aptus receives after the Closing Date, (b) the assistance, at Seller's cost, of all directors, officers, employees, representatives and agents of Aptus, and (c) all other information concerning the Retained Liabilities that Seller needs or requests to manage and defend the Retained Liabilities.

          11.10  Payment and Assignment of Claims.

               11.10.1 Payment. Upon final determination by agreement of the Parties or pursuant to arbitration as set forth in Section 14.12 that a Party is entitled to indemnification under this Article, the indemnifying Party shall promptly pay or reimburse, as appropriate, the Beneficiary for any Damages to which it is entitled to be indemnified hereunder. Neither Party shall permit any exercise of any right of set-off against the other Party until such final determination is made.

               11.10.2 Assignment. If any of the Damages for which an indemnifying Party is responsible or allegedly responsible under this Article 11 are recoverable or potentially recoverable against any third party, other than a Beneficiary's insurer, at the time when payment is due hereunder, the Beneficiary shall assign any and all rights that it may have to recover such Damages to the indemnifying Party or, if such rights are not assignable for any reason, the Beneficiary hereunder shall attempt in good faith, at the other party's cost and expense, to collect any and all damages and losses on account thereof from such third party for the benefit of the indemnifying Party.

          11.11  Other Beneficiaries.  Buyer shall cause the
Buyer Indemnitees, and Seller shall cause the Seller Indemnitees, to comply with the provisions and to abide by the limitations set forth in this Article 11.

          11.12  Consequential Damages; Other Limitations.

               11.12.1  Seller shall have no obligation to
indemnify any of the Buyer Indemnitees against any Consequential Damages suffered or alleged by any of the Buyer Indemnitees. Buyer shall have no obligation to indemnify any of the Seller Indemnitees against any Consequential Damages suffered or alleged by any of the Seller Indemnitees. This restriction shall not apply to a party's obligation to indemnify an Indemnitee against Consequential Damages suffered or alleged by a Person other than the Indemnitee.

               11.12.2 Neither party shall have any obligation to indemnify the other party or its Indemnitees to the extent that Damages (including Retained Liabilities) are caused, contributed to or exacerbated by the actions of the party seeking indemnification or its contractors, subcontractors or agents.

ARTICLE 12

CERTAIN ENVIRONMENTAL MATTERS

          12.1  Seller's Environmental Responsibility.

               12.1.1 Seller Indemnity. Subject to the other provisions of this Article 12, Seller shall indemnify and hold harmless the Buyer Indemnitees from and against any and all Damages suffered by any Buyer Indemnitee arising out of (collectively, the "Seller's Environmental Responsibility"):

          (a)  Identified Environmental Concerns;

          (b) Off-Site Disposal to the extent attributable to the Business prior to Closing;

          (c) Existing Environmental Violations, except to the extent reserved for on the December 1994 Balance
               Sheet;

          (d) Environmental Violations discovered after Closing, to the extent attributable to the Business prior to Closing;

          (e)  Existing Third Party Environmental Claims;

          (f) Third Party Environmental Claims to the extent attributable to an Identified Environmental
               Concern; and

          (g) Third Party Environmental Claims (excluding those under Sections 12.1 (e) and 12.1 (f) above) to the extent attributable to the Business prior to Closing.

          (h) Government Remediation Claims to the extent attributable to the Business prior to Closing.

               12.1.2  For purposes of this Article 12, the
"Business" shall refer to any business conducted by NEI, Aptus or any Person identified or required to be identified on Schedule
3.1.3.

          12.2 Buyer Environmental Responsibility. Subject to the other provisions of this Article 12, Buyer shall indemnify and hold harmless the Seller Indemnitees from and against any and all Damages suffered by any Seller Indemnitee arising out of (collectively, the "Buyer's Environmental Responsibility"):

          (a) Off-Site Disposal to the extent attributable to Buyer, Aptus or NEI post Closing;

          (b)  Environmental Violations to the extent
               attributable to Buyer, Aptus or NEI post Closing;
               and

          (c) Third Party Environmental Claims to the extent attributable to Buyer, Aptus or NEI post Closing.

          12.3  Identified Environmental Concerns.  "Identified
Environmental Concerns" shall refer to the following items and Seller's responsibility therefor shall be as set forth in Section
12.10:

          (a) "Coffeyville Contamination". The identified groundwater contamination and other sources of contamination at the Coffeyville, Kansas facility
               (the "Coffeyville Facility") identified on
               Schedule 12.3 hereto.

          12.4 Off-Site Disposal. "Off-Site Disposal" shall refer to the disposal off-site of Hazardous Wastes or PCBs, provided that the off-site migration of Hazardous Substances from on-site disposal at a facility being transferred hereunder to Buyer shall be treated as a Third Party Environmental Claim. In the case of Seller's Environmental Responsibility, Seller's indemnity shall extend to disposal sites whether or not listed by Seller on Schedule 3.18 hereto, but shall not extend to (a) any sites ever owned or operated by Buyer or its Subsidiaries, or (b) sites identified on Schedule 3.18 which Buyer, in its sole discretion, shall have identified prior to the execution hereof, as acceptable facilities.

          12.5 Environmental Violations. "Environmental Violations" shall mean any violation, as of the Closing Date, of Environmental Laws (as such laws exist as of the Closing Date) in the operation of the Business, or the failure to have any Permit, as of the Closing Date, required by Environmental Laws (as such laws exist as of the Closing Date) which are imposed on or incurred by Buyer as a result of an affirmative obligation imposed upon Buyer by the actions of a Governmental Authority, except to the extent reserved for on the December 1994 Balance Sheet. "Existing Environmental Violations" shall be those that are scheduled or required to be scheduled in this Agreement.

          12.6  Third Party Environmental Claim.

               12.6.1 "Third Party Environmental Claim" means any claim for Damages, including those for personal injury or property damage, resulting from or alleged to result from exposure to any Hazardous Substance as a result of the operation of the Business asserted by any Person other than a party entitled to indemnification under this Agreement, whether or not caused by an Environmental Violation. Third Party Environmental Claims shall include (a) any claims made under performance or surety bonds issued in connection with the Business prior to Closing and (b) any claims that any Hazardous Substance generated, transported or disposed of in connection with the Business, has been found at a site at which any Person (other than a party entitled to indemnification under this Agreement) has conducted, plans to conduct, or has demanded that the receiver of the notice conduct a remedial investigation, removal or other response action pursuant to any Environmental Law. An "Existing Third Party Environmental Claim" shall be one which has been made in writing prior to Closing, whether or not scheduled in this Agreement.

               12.6.2 With respect to Third Party Environmental Claims based upon or alleging Damages as a result of exposure occurring or condition existing from or on any Real Property both before and after the Closing, responsibility shall be borne pro rata by Seller and Buyer in proportion to the relative lengths of third party exposure during their respective periods of occupancy of the Real Property; provided that, for purposes of this allocation, (A) the respective periods of occupancy for any claim shall be determined as of the date such claim is first presented or filed and (B) subject to its right to pursue contribution or indemnity from any other third party, Seller's occupancy shall include any period of occupancy by its predecessors-in-interest during which exposure is alleged.

          12.7 Government Remediation Claim. "Government Remediation Claim" means a Thirty Party Claim brought by a Governmental Authority (other than an Identified Environmental Concern) relative to the remediation of any contaminated property and shall extend to any investigation, remediation or corrective action mandated by such Government Authority (including inspections, monitoring, sampling and removal of contaminated property).

          12.8  Limitations and Deductibles.

               12.8.1  Seller's Environmental Responsibility
shall be limited in accordance with the following table which identifies by cross reference the items in Section 12.1:

     Category            Limitations Period         Deductible

12.1(a) (Identified      Until remediated              None
        Environmental    as set forth in
        Concerns)        Section 12.10

12.1(b) (Off-Site        15 years after Closing        None
        Disposal)

12.1(e) (Existing        30 months after Closing       None
        Environmental
        Violations)

12.1(d) (Environmental   30 months after Closing    $150,000
        Violations                                  in the
        Discovered                                  aggregate
        after Closing)

12.1(e) (Existing Third  10 years after Closing        None
        Party Environ-
        mental Claims)

12.1(f) (Third Party     The later of 10 years         None
        Environmental    after Closing or until
        Claims           the Identified Environmental
        attributable to  Concern is remediated as
        an Identified    set forth in Section 12.10
        Environmental
        Concern)


12.1(g) (Third Party     10 years after Closing        $1,000,000
        Environmental                                  in the
        Claims)                                        aggregate


12.1(h) (Government      5 years after Closing         $400,000
        Remediation                                    in the
        Claims)                                        aggregate

               12.8.2  With respect to the items set forth in
Section 12.8.1 above: (a) Seller's Environmental Responsibility shall expire at the end of the Limitations Period specified unless Buyer has made a written claim for Damages prior to the expiration of such period or upon Seller's completion of a scheduled or specific item; and (b) Buyer shall assume responsibility for Damages up to the amount of the Deductible therein specified.

               12.8.3 The responsibilities for Deductibles and Damages set forth in this Article 12 shall be distinct from those in Article 11 and not be subject to nor apply in calculating any Baskets set forth in Article 11. To the extent that the recovery of Damages is addressed by one of the categories set forth in
Section 12.1.1, Article 12 shall govern to the exclusion of
Article 11; provided that to the extent any Damages are recoverable by any Buyer Indemnitee under Section 11.1 (c) (V) (relating to certain potential predecessor liabilities), it shall also be entitled to indemnification under such Section; provided further that the exclusive remedy of any Buyer Indemnitee for Damages with respect to Identified Environmental Concerns recoverable under Section 12.10 shall be as set forth in that Section.

               12.8.4  Seller shall have no obligation to
indemnify and hold harmless the Buyer Indemnitees under this
Article 12 in excess of the $135,000,000 cap set forth in Section 11.4; provided that (a) for purposes of calculating this limitation, Seller shall be afforded a dollar for dollar credit for Damages it has indemnified Buyer against under Article 11 to the extent that such Damages are governed by the cap; and (b) the liability of Seller with respect to Off-Site Disposal shall not be subject to, nor apply in calculating any deductibles or cap.

          12.9  Miscellaneous.  The following Sections of Article
11 shall apply equally to Article 12 and the obligations of Seller under this Article 12 shall be deemed Retained
Liabilities.

               11.3  Notice and Resolution of Claims
               11.6  Exclusive Remedy
               11.7  Mitigation
               11.8  Indemnity Payments
               11.9  Buyer's Cooperation
               11.10 Payment and Assignment of Claims
               11.11 Other Beneficiaries
               11.12 Consequential Damages; Other Limitations





          12.10  Certain Remediation Activities.

               12.10.1  Coffeyville Contamination.

                    12.10.1.1  Responsibility of Seller.  In the
case of the remediation of the Coffeyville Contamination, Seller shall, at Seller's sole cost and expense, perform such investigation, remediation or corrective action, in full compliance with the requirements of any Governmental Authority (whether or not pursuant to Environmental Laws in effect on or prior to Closing) including inspections, monitoring, sampling and the removal of any groundwater and associated soils and any other materials mandated by an affirmative action of a Governmental Authority. Seller's obligation under this Section shall extend to (a) the ongoing RCRA corrective action (the "RCRA Action") and
(b) any other investigation, remediation or corrective action initiated within ten (10) years after Closing by any Governmental Authority in connection with the Coffeyville Contamination or the items identified on Schedule 12.3 as sources or potential sources of contamination. Seller shall also be responsible for maintaining any financial assurances required by any Governmental Authority in connection with the above, whether required under a RCRA corrective action order or as part of the Coffeyville Facility's RCRA or TSCA permits; provided that this obligation shall not extend to any Financial Assurances otherwise required of Buyer as part of the Coffeyville Facility's RCRA or TSCA permits.

                    12.10.1.2 TCE Cost Sharing. Buyer shall not be restricted by this Agreement in its ability post Closing to transport, store, handle, incinerate or otherwise dispose of waste streams containing trichloroethylene (TCE) at the Coffeyville Facility. However, in the event the Coffeyville Facility engages in any of the foregoing activities or otherwise begins to use TCE in its operations post Closing, Buyer and Seller agree that remediation costs under the RCRA Action shall be borne by both Buyer and Seller in a ratio such that Seller's percentage of liability decreases by five (5) percent for each 100,000 pounds of TCE, if any, brought onto the Coffeyville Facility for use in Buyer's operations post Closing or spilled by Buyer at the Coffeyville Facility post Closing.

                    12.10.1.3 Survival. Seller's responsibility and liability under this Agreement with respect to the RCRA Action shall terminate when the remediation has achieved to the satisfaction of the Governmental Authority the established remediation clean up levels required by the final remediation plan and such levels have been sustained for one (1) year. After this has been achieved, any post remediation monitoring of the Coffeyville Facility required as a result of the facility's RCRA permit or the groundwater contamination shall be the sole responsibility of Buyer.

               12.10.2 Control. With respect to Identified Environmental Concerns or Government Remediation Claims, Seller shall have full control in dealing and negotiating with the cognizant regulatory authorities; provided that (a) Buyer shall have the right to attend, at its own expense, any meetings with the regulatory authorities and shall be provided copies of all correspondence, reports, or other documents (including inspections, monitoring, sampling and analytical results) submitted or received by or on behalf of Seller, and (b) Seller shall not, without the prior written consent of Buyer (which shall not be unreasonably withheld), take any measure or step that imposes any unreasonable burden or encumbrance upon the operation or conduct of Buyer's business unless mandated to do so by a Governmental Authority. In this regard, Seller agrees to coordinate its activities with Buyer's plant manager and safety manager at the facility in question. In the event that Buyer shares liability due to its actions post Closing as provided herein, Buyer shall have equal responsibility in proportion to its liability in dealing with the regulatory agency(ies). In any event, Buyer shall have the right to review all submissions or proposals to the cognizant regulatory agency(ies) reasonably in advance of such submissions or proposals being offered to such agency(ies).

               12.10.3 Access. Buyer hereby grants to Seller and its consultants a right of reasonable access to its facilities (and those of its tenants, if required) in order to meet its obligations under this Article 12; provided that Seller shall conduct any such remediation or corrective action in a manner so as to assure no unreasonable interference with the ongoing operations or conduct of Buyer's business unless mandated to do so by a Governmental Authority. Any dispute under this Section as to the reasonableness of Seller's actions may be submitted for resolution to arbitration as set forth in Section
14.12. Buyer shall allow Seller and its representatives and agents to store all equipment and materials that are necessary or desirable for undertaking remediation or corrective actions required.

               12.10.4 Cooperation. With respect to Identified Environmental Concerns or Government Remediation Claims, each party shall reasonably cooperate with the other towards effecting any remediation or corrective action required and shall provide the other with copies of any studies, analytical test results or reports which may come into its possession or control, including consultants retained by or on its behalf with respect to environmental conditions. As long as Seller's Environmental Responsibility at a facility is in effect, (a) each party shall provide notice and documentation to the other of any spill incidents, whether or not reportable, occurring after the Closing Date in, on or around the Coffeyville Facility, Lakeville facility or Utah facility within ten (10) days of such incident and (b) each party shall also promptly provide to the other a copy of any written statement, report, notice, registration, application, permit, license, claim, action or proceeding given to or received from any Person entering or occupying the Coffeyville Facility, Lakeville facility or Utah facility concerning the spill, release, discharge of or exposure to any Hazardous Substance or contamination in, on, or about the Coffeyville Facility, Lakeville facility or Utah facility including but not limited to all such documents as may be involved in any air and water discharges from the site. Further, the Buyer shall provide to Seller reasonable access to its purchasing and disposal records and shall provide timely notice of any material change in type or volume of product used in its operations at the Coffeyville Facility greater than thirty-three and one-third (33 1/3%) percent of the preceding year's annual inventory.

               12.10.5 Monitoring and Sampling. Buyer agrees that Seller may for the purposes of (a) complying with government ordered remediation; or (b) establishing baseline assessments of contamination; or (c) monitoring of any new, preexisting or suspected contamination; take soil samples or install additional groundwater monitoring wells and sample such wells and soils as needed in specific areas of concern; provided that Seller shall conduct any such remediation or corrective action in a manner so as to assure no unreasonable interference with the ongoing operations or conduct of Buyer's business unless mandated to do so by a Governmental Authority. Any disputes under this Section as to the reasonableness of Seller's actions may be submitted for resolution to arbitration as set forth in Section 14.12 with the exception of government mandated actions. Buyer shall be given advance notice of such testing and sampling and shall be entitled to split samples, if requested, at its expense. Buyer may also choose to conduct its own testing and sampling (including sampling of groundwater wells installed by Seller). Buyer and Seller agree, at Seller's sole cost and expense (except as noted below) to the establishment and permanent location, if necessary, of a Westinghouse representative on the Coffeyville site and further agree to provide such representative with office space to perform the remediation, monitoring and oversight of planned remediation activities at the site as well as baseline monitoring of activities at site. Buyer agrees to absorb the costs of office space for such full time representative over the lifetime of the remedial action.

               12.10.6 Conduct. If Seller or its officers, employees, agents or representatives enter any properties of Aptus, pursuant to this Agreement after the Closing, each Party shall indemnify and save harmless the other and its Indemnitees from and against any Damages arising therefrom to the extent resulting from the negligence or willful misconduct of the Indemnifying Party or its contractors, subcontractors or agents.

ARTICLE 13

DEFINITIONS

          For purposes of this Agreement, the terms set forth below shall have the following meanings:

          "AAA" shall have the meaning set forth in Section
14.12.

          "Action" means any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental
Authority.

          "Affiliate" means, for any Person, any other Person controlling, controlled by, or under common control with such Person. The term "control" means the possession, directly or indirectly, of the power to direct the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

          "Agreement" means this Purchase Agreement, together with the Schedules and Exhibits.

          "Aptus" shall have the meaning set forth in the recitals to this Agreement.

          "Aptus Shares" means 1,000 shares of Common Stock of
Aptus, constituting all of the issued and outstanding shares of capital stock of Aptus.

          "Assignment and Assumption Agreement" shall have the meaning set forth in Section 2.2.3.

          "Audited Financial Statements" shall have the meaning set forth in Section 3.5.

          "Authenticating Agent" shall have the meaning set forth in the IDB Indenture.

          "Basket" shall have the meaning set forth in Section
11.4 hereto.

          "Beneficiary" shall have the meaning set forth in
Section 11.3.1.

          "Business" shall have the meaning set forth in the Recitals Section.

          "Buyer" shall have the meaning set forth in the heading to this Agreement.

          "Buyer Indemnitees" shall have the meaning set forth in Section 11.1.

          "Buyer's Employee Welfare Benefit Plan" shall have the meaning set forth in Section 7.1.6.

          "Buyer's Environmental Responsibility" shall have the meaning set forth in Section 12.2.

          "Buyer's Pension Plan" shall have the meaning set forth in Section 7.1.4(a).

          "Cap" shall have the meaning set forth in Section 11.4 hereto.

          "Charter Documents" means the articles or certificate of incorporation and its by-laws, as each has been amended or supplemented from time to time.

          "Closing" shall have the meaning set forth in
Section 2.2.1.

          "Closing Date" shall have the meaning set forth in
Section 9.1.

          "Closing Date Closure and Post Closure Costs" shall have the meaning set forth in Section 5.8 hereto.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Coffeyville Facility" shall have the meaning set forth in Section 12.3.

          "Coffeyville Contamination" shall have the meaning set forth in Section 12.3.

          "Confidentiality Agreement" means the Confidentiality
Agreement dated as of November 30, 1993 between Seller and Buyer.

          "Consent" means a consent, approval, authorization, waiver or notification from any Person, including any Governmental Authority.

          "Consequential Damages" are Damages that arise out of any interruption of business, loss of profits, loss of use of the facilities, claims of customers or other indirect damages.
Consequential Damages shall exclude compensatory or actual damages and incidental damages (as that term is used in the Uniform Commercial Code).

          "Continuing Employees" shall have the meaning set forth in Section 7.1.1.

          "Covered Returns" means Returns with respect to Covered
Taxes.

          "Covered Taxes" means any Taxes.

          "Damages" means all losses, claims, damages, costs, fines, penalties, obligations, payments and liabilities (including those arising out of any Action), together with all reasonable costs and expenses (including reasonable outside attorneys' fees and reasonable out-of-pocket expenses) incurred in connection with any of the foregoing. Damages shall include any costs of actions within the definition of "response action" under CERCLA Section 101(25) or any similar or successor legislation, including the installation of equipment at a facility required to address an Environmental Violation.

          "December 1994 Adjusted Net Worth" shall have the meaning set forth in Section 2.3.2.

          "December 1994 Balance Sheet" means the Balance Sheet dated December 31, 1994 and attached to Schedule 3.5 hereto.

          "Dollars" or "$" means lawful currency of the United
States.

          "Effective Conversion Date" shall have the meaning set forth in either Section 7.8.3.1 or Section 7.8.3.2, as applicable.

          "Employee" shall have the meaning set forth in Section
3.20.1.

          "Employee Benefit Plans" shall have the meaning set forth in Section 3.21.1.

          "Employee Welfare Benefit Plans" shall have the meaning set forth in Section 3(1) of ERISA, whether or not such plans are subject to ERISA.

          "Environmental Laws" means any of the following in effect and as interpreted as of the Closing Date: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq.; the Toxic Substance Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, as amended 49 U.S.C. Section 1802 et seq.; the Resource Conservation Recovery Act, as amended, 42 U.S.C. Section 9601, et seq.; the Clean Water Act, as amended, 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 7401 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; and all applicable U.S. federal, state, municipal, local and foreign laws, principles of common law ordinances, codes, as well as orders, decrees, judgments, seizures or injunctions issued, promulgated, approved or entered on or before the Closing Date thereunder relating to pollution, protection of the environment, or protection of the public from pollution or employee health and safety, including, but not limited to the release or threatened release of Hazardous Substances into the environment or otherwise relating to the presence, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

          "Environmental Violations" shall have the meaning set forth in Section 12.5.

          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended.

          "ERISA Plan" shall have the meaning set forth in
Section 3(3) of ERISA with respect to employee benefit plans maintained or contributed to by Seller on behalf of Aptus or Aptus that currently cover Employees and are subject to ERISA.

          "Existing Environmental Violations" shall have the meaning set forth in Section 12.5.

          "Existing Third Party Environmental Claim" shall have the meaning set forth in Section 12.6.

          "Final Adjusted Net Worth" shall have the meaning set forth in Section 2.4.1.

          "Financial Assurances" shall have the meaning set forth in Section 5.8.

          "Financial Statements" shall have the meaning set forth in Section 3.5.

          "Flexible Period" shall have the meaning set forth in the IDB Indenture.

          "Flexible Rate" shall have the meaning set forth in the IDB Indenture.

          "GAAP" means generally accepted accounting principles.

          "Governmental Authority" means any federal, state or local government, any of its subdivisions, agencies, authorities, commissions, boards or bureaus, any special improvement district, any federal, state or local court or tribunal of competent jurisdiction.

          "Governmental Remediation Claim" shall have the meaning set forth in Section 12.7.

          "Guarantee" means any guarantee, any indemnification obligation and any other contingent obligation to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss including performance bonds and letters of credit.

          "Hazardous Substance" means any of the following in effect and as interpreted as of the Closing Date: any "hazardous substance" as defined under CERCLA or the rules and regulations promulgated thereunder, any Hazardous Waste, radioactive materials, petroleum or petroleum-derived substance or waste, PCB, asbestos, or any constituent or combination of any of the above.

          "Hazardous Waste" means "hazardous waste" as defined in RCRA or the rules and regulations promulgated thereunder (as in effect and as interpreted as of the Closing Date).

          "HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

          "IDB Backstop Expiry Date" means the earliest to occur of (i) the discharge of the lien of the IDB Indenture pursuant to
Section 12.01 thereof, (ii) June 1, 2020, and (iii) the Effective
Conversion Date.

          "IDB Costs" whether incurred by Buyer or Seller, shall consist of (i) any annual or other periodic fees and expenses relating to a Letter of Credit, (ii) any fees or premium payable with respect to an IDB Interest Rate Cap, (iii) any annual or other periodic fees and expenses payable to the Remarketing Agent (subject to Section 7.8.2 hereof), (iv) any annual or other periodic fees and any expenses payable to any rating agency, (v) the interest payable on the aggregate principal amount of the IDBs at the IDB Interest Rate, but shall not include any Underwriting Costs.

          "IDB Indenture" means the Indenture of Trust between Tooele County, Utah and Security Pacific National Trust Company
(New York), as Trustee, dated as of June 1, 1990, as amended.

          "IDB Interest Rate" means at any time the actual interest payable (without giving effect to any penalty charges) on the IDBs by the Company (after giving effect to the Interest Rate Cap but before giving effect to the cost sharing provision of this Agreement), as it may be adjusted pursuant to Section
7.8.3.2 (a).

          "IDB Interest Rate Cap" means a policy or contract allocating to the provider thereof the obligation to pay a portion of the interest which Buyer obligated to pay with respect to the IDBs, issued in accordance with Section 7.8.5.2, as the same may from time to time be reissued or extended in accordance with its terms, or any substitute therefor which, in any case shall be issued by a provider and be on terms and subject to conditions reasonably acceptable to Seller.

          "IDB Loan Agreement" shall have the meaning set forth in Section 2.1.

          "IDBs" means the industrial development bonds defined in Section 2.1(b).

          "Identified Environmental Concerns" shall have the meaning set forth in Section 12.3.

          "Immediate Notices" shall have the meaning set forth in the IDB Indenture.

          "Income Tax" means any federal, state or local income, alternative minimum and franchise or other similar tax, duty, governmental charge or assessment imposed by or on behalf of any Governmental Authority that is based on or measured by income (including, interest and penalties on any of the forgoing).

          "Income Tax Returns" means any Returns with respect to Income Tax.

          "Independent Firm" shall have the meaning set forth in
Section 2.3.1.

          "Intellectual Property" shall have the meaning set forth in Section 3.19.1.

          "Interim Period" means, with respect to any Tax, imposed on NEI or Aptus on a periodic basis for which the Closing Date is not the last day of a Short Period, the period of time beginning on the first day of the actual taxable period that includes (but does not end on) the Closing Date and ending on the Closing Date.

          "Issuer" shall have the meaning set forth in the IDB
Indenture.

          "Law" means any statute, rule, regulation or ordinance.

          "Lease" means any lease or sublease of real or personal property to Aptus.

          "Leased Personal Property" shall have the meaning set forth in Section 3.10.2.

          "Leased Real Property" shall have the meaning set forth in Section 3.9.2.

          "Letter of Credit" shall mean an irrevocable letter of credit to be dated the Closing Date from a bank in favor of the trustee under the IDB Indenture, issued at the request of Seller, as the same may from time to time be reissued or extended in accordance with its terms, or any substitute therefor.

          "Letter of Intent" shall mean the Letter of Intent entered into on August 22, 1994 between Buyer and Seller.

          "Lien" means any lien, mortgage, deed of trust, security interest, charge, pledge, retention of title agreement, easement, encroachment, condition, reservation, covenant or other encumbrance affecting title.

          "Mandatory Tender Date" shall have the meaning set forth in the IDB Indenture.

          "Material Adverse Effect" means a material adverse effect on (a) the Business, financial condition or results of operations of the Business, taken as a whole (without giving effect to any effect in the Retained Liabilities), or (b) the ability of Seller to consummate the transactions contemplated by this Agreement.

          "Material Contracts" means the Contracts identified on
Schedule 3.13.

          "Material Lease" means any Real Property Lease or
Material Personal Property Lease.

          "Material Personal Property Lease" means any lease of personal property involving one (1) year or rental obligations exceeding Fifty Thousand Dollars ($50,000.00).

          "NEI" shall have the meaning set forth in the recitals to this Agreement.

          "Non-Transferred Instrument" shall have the meaning set forth in Section 5.4.2.

          "Off-Site Disposal" shall have the meaning set forth in
Section 12.4.

          "Order" means any order, judgment, injunction, decree or award of any Governmental Authority.

          "Owned Real Property" shall have the meaning set forth in Section 3.9.1.

          "Party" means Buyer or Seller.

          "PCB" means PolyChlorinated Biphenyl.

          "Pension Plan" means the Westinghouse Pension Plan.

          "Period" has the meaning set forth in Section 7.2.1.

          "Permit" means any permit, license, certificate
(including a certificate of occupancy) registration, authorization or approval issued by a Governmental Authority.

          "Permitted Liens" means (a) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which reserves have been established consistent with GAAP, (b) landlords' and similar Liens imposed by Law that have been incurred in the ordinary course of business, and (c) other title defects, easements, encroachments and encumbrances that do not, individually or in the aggregate, materially impair the value or continued use of the property to which they relate, assuming that Aptus uses such property for commercial purposes.

          "Person" means an individual, partnership, joint venture, association, corporation, trust or any Governmental
Authority.

          "Plan" shall have the meaning set forth in Section
3.21.1.

          "Post-Closing Period" means any Period that begins after the Closing Date and, with respect to any Period beginning before and ending after the Closing Date, the portion of such Period commencing on the day following the Closing Date.

          "Purchase Price" shall have the meaning set forth in
Section 2.1.

          "Rate Period" shall have the meaning set forth in the IDB Indenture.

          "Real Property" means the Owned Real Property and the
Leased Real Property.

          "Real Property Lease" shall have the meaning set forth in Section 3.9.2.

          "Remarketing Agent" shall have the meaning set forth in the IDB Indenture.

          "Retained Liabilities" shall have the meaning set forth in Section 11.1 hereto.

          "Returns" means any federal, state or local tax
Returns, reports, declarations and forms with respect to Taxes.

          "Savings Program" means the Westinghouse Savings
Program.

          "Seller" shall have the meaning set forth in the heading to this Agreement.

          "Seller Indemnitees" shall have the meaning set forth in Section 11.2.

          "Seller's Employee Welfare Benefit Plan" shall have the meaning set forth in Section 7.1.6.

          "Seller's Environmental Responsibility" shall have the meaning set forth in Section 12.1.

          "Seller's Knowledge" or "to the knowledge of Seller" shall mean the actual knowledge, after due and appropriate inquiry of the person identified on Schedule 13.

          "Seller's Plan" shall have the meaning set forth in
Section 7.1.3.

          "Senior Unsecured Debentures" shall have the meaning set forth in Section 2.1.

          "Shares" means 3,000 shares of Common Stock of NEI, constituting all of the issued and outstanding shares of capital stock of NEI.

          "Short-Period" means any Period ending on the Closing
Date.

          "Subordinated Debentures" shall have the meaning set forth in Section 2.1.

          "Subsidiary" of any Person means any corporation of which 50% or more of its shares of stock having general voting power under ordinary circumstances to elect a majority of the board of directors, managers, or trustees of such corporation, irrespective of whether or not at the time, stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, are owned or controlled directly or indirectly by such Person or by any other Subsidiary of such Person.

          "Tax" or "Taxes" means all income, profits, franchise, gross receipts, capital, sales, use, withholding, value added, ad valorem, transfer, employment, social security, disability, occupation, property, severance, production, waste, excise and other taxes, duties and similar governmental charges and assessments imposed by or on behalf of any Governmental
Authority (including interest and penalties thereon).

          "Tax Exemption Certificate and Agreement" shall mean such document dated June 26, 1990 among Seller, Issuer and Trustee.

          "Tax Laws" means the Code and all other Laws relating to Taxes.

          "Tender Agent" shall have the meaning set forth in the IDB Indenture.

          "Term Period" shall have the meaning set forth in the IDB Indenture.

          "Terminating Employees" shall have the meaning set forth in Section 7.1.1.

          "Third Party Claim" shall have the meaning set forth in
Section 11.3.2.

          "Third Party Environmental Claim" shall have the meaning set forth in Section 12.6.

          "Transition Employees" shall have the meaning set forth in Section 7.1.1.

          "Trustee" shall have the meaning set forth in the IDB
Indenture.

          "Unaudited Financial Statements" shall have the meaning set forth in Section 3.5.

          "Underwriting Costs" shall mean the underwriting fees and expenses of the Remarketing Agent in connection with the remarketing of the IDBs at the Closing Date and at the Effective Conversion Date, and all related underwriting costs, including, without limitation, the fees and expenses of accountants and bond counsel, fees and expenses in connection with the delivery of other legal opinions or required in connection with obtaining a rating on the IDBs, fees and expenses relating to any feasibility study required in connection with remarketing the IDBs, fees and expenses incurred in connection with the initial issuance of the Letter of Credit and the initial rating agency fees, and printing and mailing fees, but shall not include any IDB Costs.

          "Undisclosed Liabilities" shall have the meaning set forth in Section 3.6.

ARTICLE 14

MISCELLANEOUS

          14.1 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement will not be affected or impaired thereby.

          14.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties; provided, however, that this Agreement may not be assigned by any Party without the express written consent of the other Party.

          14.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which when taken together shall constitute the same instrument.

          14.4 Headings. The headings of the Sections are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

          14.5 Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof.

          14.6  No Third-Party Beneficiaries.  Nothing in this
Agreement shall create any third-party beneficiary rights in any Person other than the Beneficiaries.

          14.7 Sales and Transfer Taxes. Seller shall pay all sales, transfer, deed, duties, stamp, notary public and other similar taxes, duties and transfer fees applicable to the transactions contemplated by this Agreement, if any, including fees to record assignments.

          14.8 Other Expenses. Except as otherwise expressly provided for herein or in any agreement entered into on the date hereof, Seller and Buyer shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and legal counsel. Costs or expenses of Seller shall be paid by Seller and not by Aptus or from the assets of Aptus. Any and all fees, costs and expenses for title or survey work related to any of the Real Property shall be paid by Buyer. Any further or additional environmental investigations, studies or analyses relating to any of the Real Property shall be paid by Buyer.

          14.9 Notices. Any notice, request, instruction, consent or other document to be given hereunder by either party hereto to the other party shall be in writing and delivered personally, by nationally recognized overnight courier service, or sent by registered or certified mail, postage prepaid, as follows:

          If to Seller:

               Office of the Chairman
               Westinghouse Electric Corporation
               11 Stanwix Street
               Pittsburgh, PA  15222-1384
               Fax Number:

          With a copy to:

               Office of General Counsel
               Westinghouse Electric Corporation
               11 Stanwix Street
               Pittsburgh, PA  15222-1384
               Fax Number:

          If to Buyer:

               Office of the Vice Chairman
               Rollins Environmental Services, Inc.
               2200 Concord Pike
               Wilmington, DE  19803

          With a copy to:

               Klaus M. Belohoubek, Esquire
               Rollins Environmental Services, Inc.
               2200 Concord Pike
               Wilmington, DE  19803


or at such other address for a Party as shall be specified in writing by that Party. Any notice which is delivered personally or by nationally recognized overnight courier service to the addresses provided herein shall be deemed to have been duly given to the Party to whom it is directed upon actual receipt by such Party. Any notice which is addressed and mailed in the manner herein provided shall be deemed given to the Party to which it is addressed when received.

          14.10 Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed by the Laws of Pennsylvania applicable to agreements made and to be performed wholly within the Commonwealth. Unless specifically stated, otherwise, references to Articles, Sections, Exhibits and Schedules refer to Articles, Sections, Exhibits and Schedules in this Agreement. References to "includes" and "including" mean "includes without limitation" and "including without limitation."


          14.11 Public Announcements. Seller and Buyer shall agree on the terms of the press releases to be issued upon the execution of this Agreement and shall consult with each other before issuing any other press releases with respect to this Agreement and the transactions contemplated hereby, including any termination of this Agreement for any reason.

          14.12  Arbitration.

               14.12.1  In the event of any dispute arising
between the parties hereto, regarding any of the terms or provisions or breach of this Agreement, such disputes shall be resolved by submitting same to arbitration, the results of which shall be final and binding upon the parties and in accordance with the Commercial Arbitration Rules of the American Association of Arbitrators ("AAA"). Such arbitration shall be held in Pittsburgh, Pennsylvania or Wilmington, Delaware, as determined in the sole discretion of the arbitrators, before a three person arbitration panel consisting of practicing attorneys familiar with environmental law if the dispute involves environmental issues. The arbitrators shall not reside in Pittsburgh or Wilmington and shall be subject to the AAA's no conflict rules. The arbitration panel shall be selected from a list of arbitrators supplied by AAA as follows: one arbitrator by Seller, one arbitrator by Buyer, and the third arbitrator selected by the arbitrators appointed by Seller and Buyer:

          (a) Upon the written or telexed demand for arbitration by any of the parties hereto, Buyer and Seller shall appoint their respective selection as arbitrator not later than ten days following receipt of the list supplied by AAA.

          (b) The two arbitrators so selected by Buyer and Seller, shall appoint a third arbitrator not later than ten (10) days thereafter and the three man arbitration panel so constituted shall call for an arbitration hearing not later than thirty (30) days thereafter. The period of arbitration, from the time of the first hearing, shall not exceed ninety (90) days unless such period be extended by the arbitrators for good cause shown.

          (c) The final decision of the arbitrators shall be a written decision setting forth the findings of fact and conclusions reached by the arbitrators, shall be rendered not more than thirty (30) days following the final hearing and shall be sent to the parties by registered mail forthwith, thereafter.

          (d) The prevailing party in any such arbitration shall be entitled to interest on amounts due and to reimbursement of fees and expenses (including reasonable attorneys' fees) as determined by the arbitrators.

          (e) The decision of the arbitrators shall be final and nonappealable in accordance with AAA rules, except as follows: to the extent that either the claim for damages or the amount of damages awarded exceeds Ten Million and 00/100 Dollars ($10,000,000.00), then the arbitrators shall be required to include in their decision both the factual and the legal conclusions reached in support of the decision and either party shall be entitled to appeal the decision to a court of competent jurisdiction based on error in the application of governing legal principles only. In this regard, the arbitrators shall be required to observe Section 11.6 to this Agreement (Exclusive Remedy). The findings of fact shall remain undisturbed unless manifestly in error. The prevailing party in any such litigation shall be entitled to interest on amounts due and to reimbursement of fees and expenses (including reasonable attorneys' fees) as determined by the court. For purposes of this Section, the parties consent to the jurisdiction of federal and state courts within Pennsylvania and Delaware.

               14.12.2 This Section, with the exception of the last sentence of 14.1.2.1, shall not apply to disputes under
Section 7.4 (Non-Competition). In addition, any disputes brought under the Indentures governing the Senior Unsecured Debentures or the Subordinated Debentures shall be governed by such Indentures and not by this Section.

          14.13 Financial Projections. Buyer and Seller may have shared with each other certain financial projections relating to their respective businesses or the combined business of Buyer and Aptus post Closing. Buyer and Seller acknowledge that such financial projections should not be relied upon as accurate or reliable since they are based on various estimates and assumptions that may be unwarranted or speculative. Accordingly, neither Party shall have any liability to the other based on the sharing of such financial projections.

          14.14  Confidentiality.  The terms of the
Confidentiality Agreement shall be extended for a period of five
(5) years post Closing. Without limiting the generality of the foregoing, the terms of the Confidentiality Agreement shall extend to the Parties ongoing business and contractual relationships under this Agreement as long as such relationships continue (whether or not beyond the five (5) year period), including without limitation Section 5.9 (Right to Seller Business Post Closing), Section 5.10 (Right to Seller Intellectual Property Post Closing), and Articles 11 and 12 (relating to Indemnification Post Closing).

          14.15 Entire Agreement; Amendment. This Agreement, the Confidentiality Agreement and the other written agreements, if any, entered into on the date hereof constitute the sole understanding of the Parties with respect to the matters contemplated hereby and thereby and supersede all prior agreements and understandings, including the Letter of Intent, between the Parties with respect to such matters. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Party against whom it would apply.

          14.16 Further Assurances. At any time and from time to time prior to and after the Closing Date, each party shall, at the reasonable request of the other, execute and deliver any further instruments or documents and take all such further action as such party may reasonably request in order to consummate more effectively the transactions contemplated by this Agreement.

          14.17 Exclusive Jurisdiction and Consent to Service of Process. Subject to Section 14.12, the Parties agree that any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, shall be instituted in a Federal or state court sitting in either Pennsylvania or Delaware. Such courts shall be the exclusive jurisdiction and venue of said legal proceedings and each Party hereto waives any objection which such party may now or hereafter have to the laying of venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against such Party when transmitted in accordance with this Agreement. Nothing contained herein shall be deemed to affect the right of any Party hereto to serve process in any manner permitted by law.

          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.


                                WESTINGHOUSE ELECTRIC CORPORATION



                                By:


                                Title:





                                ROLLINS ENVIRONMENTAL
                                SERVICES, INC.



                                By:


                                Title:

                  LIST OF SCHEDULES / EXHIBITS

SCHEDULES          DESCRIPTION

2.3.1               Final Adjusted Net Worth Calculation
3.1.1               Foreign Jurisdiction Qualifications
3.1.3               Corporate History
3.4                 Charter and By-laws of NEI and Aptus
3.5                 Financial Statements
3.7                 Absence of Certain Changes
3.8                 No Conflict; Seller Consents
3.9.1               Owned Real Property / Liens
3.9.2               Leased Real Property
3.10.1              Owned Personal Property
3.10.2              Leased Personal Property
3.10.3.1            MIS Equipment
3.10.3.2            MIS Software
3.12.2              Insurance
3.13                Material Contracts
3.14                Inventory
3.15                Accounts Receivable
3.16                Litigation
3.17.1              Compliance with Laws
3.17.2              Permits
3.18.1              Environmental Matters - Notices
3.18.2              Environmental Matters - Violations, Releases,
USTs
3.18.3              Environmental Matters - Inspections
3.18.4              Environmental Matters - Disposal Sites
3.19                Intellectual Property
3.20.1              Employees
3.20.2              Collective Bargaining
3.20.3              Employee and Consulting Contracts
3.20.4              NLRB Notices/Complaints
3.21.1              Employee Benefit Plans

SCHEDULES           DESCRIPTION
3.21.3              Actions Pending With Respect to Employee
                    Benefit Plans
3.21.5              ERISA Plans
3.21.6              Acceleration of Benefits
3.22.2              Tax Extensions
3.22.3              Affiliated Tax Groups
3.22.4              Tax Audits
3.23                Brokers
3.26                Bank Accounts
3.27                Certain Relationships
7.1.1.3             Summary of Benefits of Buyer
7.4                 Exceptions to Non-Competition Covenant
9.2.11              Aptus Officers and Directors
12.3                Certain Identified Environmental Concerns
13                  Certain Senior Management
EXHIBITS
2.1 (c)             Senior Unsecured Debentures
2.1 (d)             Subordinated Convertible Debentures
2.2.2               Debenture Purchase Agreement
2.2.3               Assignment and Assumption Agreement (IDB)
5.11.3 (1)          Services Agreement - MIS Services Post
Closing
5.11.3 (2)          Services Agreement - Telecommunications
Services Post Closing
9.2.10              Opinion to Buyer from Counsel to Seller
9.2.12              Patent Assignment
9.2.15              Assignments of Software License Agreement
(CORE)
9.3.9               Opinion to Seller from Counsel to Buyer

                         SCHEDULE 2.3.1

Net worth shall include: (1) total assets, comprising current assets net of valuation reserves, property, plant and equipment net of accumulated depreciation, goodwill net of accumulated amortization and other assets, less (2) total liabilities comprising current liabilities, deferred income taxes, long-term portion of capital lease obligations, post employment benefits reserve, plant closure reserve and other long-term liabilities excluding any indebtedness or amounts owing from NEI or Aptus to seller or any affiliate of seller.


For purposes of calculating the December 1994 Adjusted Net Worth and the Final Adjusted Net Worth, net worth as of December 31, 1994 financial statements and as of the closing date balance sheet shall both be adjusted to reflect the exclusion of following liabilities and reserve accounts:

  1.)  Reserve for Ground Water Remediation

  2.)  Accrued Medical Costs

  3.)  Post Employment Benefits

  4.)  Notes Payable

  5.)  Restructuring Reserve

  6.)  Deferred Income Taxes and Deferred Tax Liabilities

  7.)  Drixin Discount Accrual

  8.)  Bonus Accrual

  9.)  Consent Agreement

  10.) Plant Closure Reserve



                           Page 1 of 2
                         SCHEDULE 3.9.2

  (BUYER'S SUPPLEMENT TO SCHEDULE 3,9.2 AS REQUIRED BY SECTION
5.15)


            Real property leases at:

                 Pittsburgh

                 Houston

                 Littleton

                          SCHEDULE 12.3


            CERTAIN IDENTIFIED ENVIRONMENTAL CONCERNS




  Coffeyville

       -    Aircraft engine cleaning area
       -    Halliburton soil pile
       -    Residuals management building

                           SCHEDULE 13

                    CERTAIN SENIOR MANAGEMENT


                           Ed Kilpela

                          Roger Anthony

                           Ron Garner

                            Fran Ito

                         Marty Bergstedt

                           Ron Bryant

                          Tom Langhorst

                         Bill Bednarchik

                          Sharla Barber

                          Peter Hanley

                          Tim Hinchliff

                          Chris Logelin

                          Mike Copeland

                       EXHIBIT 5.11.3 (1)

         SERVICES AGREEMENT - MIS SERVICES POST CLOSING

                ADMINISTRATIVE SERVICES AGREEMENT
            BETWEEN WESTINGHOUSE ELECTRIC CORPORATION
            AND ROLLINS ENVIRONMENTAL SERVICES, INC.


  This Administrative Services Agreement ("Services Agreement") is entered into as of this 31st day of March, 1995 by and between WESTINGHOUSE ELECTRIC CORPORATION, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania ("WEC")
and ROLLINS ENVIRONMENTAL SERVICES, INC., a corporation organized and existing under the laws of the State of Delaware ("BUYER"). BUYER and WEC are sometimes hereinafter collectively referred to as the "Parties."

                      W I T N E S S E T H:

  WHEREAS, BUYER is purchasing the stock of NATIONAL ELECTRIC, INC. ("NEI") pursuant to a Stock Purchase Agreement dated as of the
7th day of March, 1995 ("Agreement"); and

  WHEREAS, pursuant to Section 5.11 to the Agreement, BUYER is interested in purchasing certain services from WEC during a transition period from the date hereof;

  NOW, THEREFORE, the Parties, intending to become legally bound, hereby agree as follows:

                           SECTION 1.
                           DEFINITIONS

  For the purposes of this Services Agreement, the following terms shall have the definitions hereinafter specified:

  1.1 "Agreement" shall mean the Stock Purchase Agreement entered into as of the 7th day of March, 1995 by and between WEC and BUYER.

  1.2  "BUYER" shall mean ROLLINS ENVIRONMENTAL SERVICES, INC.

                                                     .
  1.3  "Parties" shall mean WEC and BUYER, collectively.

  1.4 "Premises" shall mean the locations of the Business listed on Schedule D where the Services shall be rendered hereunder.

  1.5 "Service" or "Services" shall mean those services described on Schedules A, B and C attached hereto to be provided on a temporary basis.

  1.6 "Services Agreement" shall mean this contract between the Parties and all exhibits hereto.

  1.7  "WEC" shall mean Westinghouse Electric Corporation.

  1.8 "NEI" shall refer to NEI and the business conducted by its wholly-owned subsidiary, Aptus, Inc.

  Except as otherwise defined in this Section 1, all terms, the first letters of which are capitalized, shall have the meanings assigned to them in the Agreement.

                            SECTION 2
                    AGREEMENT TO SELL AND BUY

  2.1 Provision of Services: WEC shall sell to Buyer, and BUYER shall purchase from WEC, the Services listed and described, for the periods of time and at the prices set forth, with respect to each such Service, on Schedule A hereto. In every case, all of the aforesaid Services shall be provided in accordance with the terms, limitations and conditions hereinafter set forth.

                            SECTION 3
            SERVICES; PAYMENT; INDEPENDENT CONTRACTOR

  3.1 Services to be Provided. Unless otherwise agreed by the Parties, the Services shall be performed by WEC for BUYER in a manner that is substantially the same as the manner in which such Services were performed by WEC for NEI immediately prior to the date of this Services Agreement and BUYER shall use such Services for substantially the same purposes and in substantially the same manner as NEI had used such Services prior to the date hereof. WEC shall act under this Services Agreement solely as an independent contractor and not as an agent of BUYER.

  3.2  Payment.

       (a) Statements will be rendered each month by WEC to BUYER for Services delivered during the preceding month, and each such statement shall be payable net thirty (30) days after the date thereof. Statements not paid within such 30-day period shall be subject to late charges for each month the statement is overdue, calculated as the greater of the following:

  (i) in the event WEC is entitled to a late charge by virtue of its provision to BUYER of such Service, said late charge, or

  (ii) the then current prime rate offered by Mellon Bank, N.A.
of
       Pittsburgh, Pennsylvania, plus one percentage point.

In either event, the late charge shall be calculated to a rate no higher than that allowed by applicable law.

  3.3  Disclaimer of Warranty.  EXCEPT AS PROVIDED FOR HEREIN,
THE
SERVICES AND GOODS TO BE PURCHASED UNDER THIS SERVICES AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS AND WITHOUT WARRANTY
OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. WEC DOES NOT MAKE ANY WARRANTY THAT ANY SERVICE COMPLIES WITH ANY LAW, DOMESTIC OR FOREIGN.

                            SECTION 4
                              TERM

  The term is as set forth in the Agreement.

                            SECTION 5
                          FORCE MAJEURE

  WEC shall not be liable for any interruption of Service, delay or failure to perform under this Services Agreement when such interruption, delay or failure results from causes beyond its reasonable control or from any act or failure to act of the BUYER or any governmental authority, or as the result of strikes, lock-outs or other labor difficulties; riot, insurrection or other hostilities; embargo, fuel or energy shortage, fire, flood, acts of
God, wrecks or transportation delays; or inability to obtain necessary labor, materials or utilities from usual sources. In such event, WEC's obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof.
WEC will use reasonable efforts to promptly notify BUYER, either orally or in writing, upon learning of the occurrence of such event of force majeure. Upon the cessation of the force majeure event, WEC will use reasonable efforts to resume its performance with the least possible delay.

                            SECTION 6
                  INJURY TO PERSONS OR PROPERTY

  6.1 Consequential and Other Damages. WEC shall not be liable, whether in contract, in tort (including negligence and strict liability), or otherwise, for any special, indirect, incidental or consequential damages whatsoever, including, but not limited to, loss of profits or revenue, loss of use of equipment or facilities, business interruptions, costs of capital and claims of customers which in any way arise out of, relate to, or are a consequence of, its performance or nonperformance hereunder, or the provision of or failure to provide any Service hereunder.

  6.2 Limitation of Liability. In any event, the liability of WEC with respect to this Services Agreement or anything done in connection herewith, including but not limited to the performance or breach hereof, or from the sale, delivery, provision or use of any Service or product provided under or covered by this Services Agreement, whether in contract, tort (including negligence or strict liability) or otherwise, shall not exceed the monthly price of the Service, or the price of the product, whichever is applicable, from which such liability flows; provided that WEC uses reasonable efforts to meet its obligations hereunder.

                            SECTION 7
                           TERMINATION

  7.1 Breach of Services Agreement. If either party shall cause or suffer to exist any breach of any of its obligations under this
Services Agreement, including but not limited to any failure to make payments when due, and said party does not cure such default within thirty (30) days after receiving written notice thereof from the non-breaching party, the non-breaching party may terminate this
Services Agreement, including the provision of Services pursuant hereto, immediately by providing written notice of termination.

  7.2  Sums Due.  In the event of a termination of this Services
Agreement, WEC shall be entitled to all outstanding amounts due from the BUYER up to the date of termination under Sections 3 and 4 hereof.

                            SECTION 8
                          MISCELLANEOUS

  8.1 Ingress and Egress. WEC shall at all times during the continuance of this Services Agreement have the right of ingress to and egress from the Premises for any purposes connected with the delivery of Services hereunder or the exercise of any right under this Services Agreement or the performance of any obligations required by this Services Agreement.

  8.2 Integration. This Services Agreement embodies the entire understanding of the Parties with respect to the subject matter hereof and, with the exception of the Agreement (and the transactions contemplated thereby), there are no further agreements or understandings, written or oral, between the Parties with respect thereto. This Services Agreement supersedes all previous negotiations, discussions and commitments with respect to the subject matter hereof. The Parties agree that the terms of this Services Agreement shall have priority and control over the terms of any order form, invoice or other document which relates to this
Services Agreement or the Services unless said document is signed by both Parties, refers to this Services Agreement and unambiguously indicates that it is an amendment of this Services Agreement.

  8.3 Buyer's Obligation to Cooperate. WEC's obligations under this Services Agreement are conditioned upon Buyer's obligation to provide WEC with all information and service WEC deems necessary in order to provide the services, including but not limited to, the provision by Buyer of operating procedures that Buyer will utilize for any service provided under this Services Agreement.

  8.4 Miscellaneous. The following provisions of the Agreement are incorporated herein by reference:
       14.1  Severability
       14.2  Successors and Assigns
       14.3  Counterparts
       14.4  Headings
       14.5  Waiver
       14.6  No Third Party Beneficiaries
       14.9  Notices
       14.10 Governing Law; Interpretation
       14.12 Arbitration

  IN WITNESS WHEREOF, the Parties have executed this Services
Agreement as of the date first written above.

                           WESTINGHOUSE ELECTRIC CORPORATION



                           By



                           Its




                           ROLLINS ENVIRONMENTAL SERVICES, INC.



                           By



                           Its

                         EXHIBIT 9.2.15

                          ASSIGNMENT OF

                   SOFTWARE LICENSE AGREEMENT

       This Assignment entered into this 31st day of March, 1995 between and among Westinghouse Electric Corporation
("Westinghouse"), Rollins Environmental Services, Inc.
("Rollins"),
and Aptus, Inc. ("Aptus").

       WHEREAS, Rollins and Westinghouse have entered into a Stock
Purchase Agreement dated March 7, 1995 (the "Purchase Agreement") pursuant to which Rollins is to acquire all of the outstanding stock of National Electric, Inc., which in turn owns all of the outstanding stock of Aptus; and

       WHEREAS, Westinghouse and Aptus have entered into a Software License Agreement dated the 3rd day of October, 1994
(the
"License Agreement") relating to the Westinghouse "CORE System"
(as
defined in the License Agreement);

       NOW THEREFORE, in consideration of the covenants and premises contained herein and in the Purchase Agreement, the parties agree as follows:

       1. Aptus hereby assigns all of its right, title and interest in and to the License Agreement to Rollins.

       2. Rollins hereby agrees to assume all of the obligations under the License Agreement. Without limiting the foregoing, Rollins agrees that Revisions, Modifications and Enhancements (as defined in the License Agreement) made by Aptus or Rollins after the date of execution of the License Agreement will not be sold or licensed to third parties.

       3.   The license grant under Section 2 to the License
Agreement shall extend to Rollins and any of its Affiliates (as defined in the Purchase Agreement).

       4. Section 14 to the License Agreement shall be revised so that both references to "within ninety (90) days of the date of execution of this Agreement" shall read "within ninety (90) days of the date of execution of the Purchase Agreement."

       5.   The training and maintenance responsibilities under
Section 5 to the License Agreement and the provision of updates under Section 14 to the License Agreement shall be modified by the
MIS Services Agreement attached to and executed pursuant to the Purchase Agreement, but only for the term of the MIS Services Agreement.

       6. Westinghouse hereby consents to the terms of this Assignment.

       Executed by the parties' duly authorized representatives as of the date first above written.

                      Westinghouse Electric Corporation



                      By:

                           Rollins Environmental Services, Inc.


                      By:

                                Aptus, Inc.


                      By:

                         EXHIBIT 9.2.10

             OPINION TO BUYER FROM COUNSEL TO SELLER



Rollins Environmental Services, Inc.
2200 Concord Pike
Wilmington, DE  19803

Ladies and Gentlemen:

  I am Counsel of Westinghouse Electric Corporation, a Pennsylvania corporation ("Seller") and have acted in such capacity in connection with the execution and delivery of a Stock Purchase Agreement dated as of March 7, 1995 ("Agreement") between Westinghouse Electric Corporation and Rollins Environmental Services, Inc., a Delaware corporation ("Buyer") in connection with the acquisition of the stock of National Electric, Inc., a Minnesota corporation ("NEI") and the business of Aptus, Inc., a Delaware corporation ("Aptus"), and the Debenture Purchase Agreement between Westinghouse and Rollins dated as of

                 , 1995 ("Debenture Agreement").

  Capitalized terms used herein and not otherwise defined herein have the respective meanings given in the Agreement.

  In so acting, I or members of my staff have participated in the preparation of the Agreement.

  I or members of my staff have examined and relied upon the representations and warranties as to factual matters contained in or made pursuant to the Agreement and have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of such other agreements, instruments, certificates of public officials, certificates of offices or other representatives of Westinghouse and others, and such other documents, certificates, corporate or other records, authorizations, proceedings and other instruments, and have made such additional examinations and conducted such other investigations of fact and laws, as I have deemed necessary or appropriate for the purposes of rendering the opinions expressed below. I have assumed the genuineness of all signatures of, and the authority of, persons signing the Agreement on behalf of parties thereto other than Westinghouse, and the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

  This Opinion Letter is governed by and shall be interpreted in accordance with the Legal Opinion Accord ("Accord") of the ABA
Section of Business Law (1991).

  Based upon the foregoing, I am of the opinion that:

  1. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Seller has all requisite corporate power and authority to enter into the Agreement and the Debenture Agreement and to carry out its obligations thereunder.

  2.   NEI's authorized capital stock consists solely of

          shares of common stock, all of which are presently issued and outstanding. All NEI Shares have been duly authorized, validly issued and fully paid and non-assessable. There are no outstanding options, warrants, rights, agreements, calls, relating to the unissued stock of NEI and no securities convertible into or exchangeable for any NEI stock. Seller is the record owner of all of the issued and outstanding capital stock of NEI.

  3.   Aptus' authorized capital stock consists solely of

           shares of common stock, all of which are presently issued and outstanding. All Aptus Shares have been duly authorized, validly issued and fully paid and non-assessable. There are no outstanding options, warrants, rights, agreements, calls, relating to the unissued stock of Aptus and no securities convertible into or exchangeable for any Aptus stock. NEI is the record owner of all of the issued and outstanding capital stock of
Aptus.

  4. NEI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota. Aptus is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. NEI and Aptus each has all requisite corporate power and authority to own, lease, occupy or otherwise hold the property and rights now owned, leased, occupied or otherwise held by it and to carry on its business as presently conducted. NEI and Aptus are duly authorized to do business in all jurisdictions wherein the character of the properties owned or leased or the nature of activities conducted by either of them makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect.

  5. The Agreement and the Debenture Agreement have been duly authorized, executed and delivered by the Seller and constitutes the legal, valid and binding obligation of the Seller enforceable in accordance with their terms, except (a) that such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other laws, decisions or equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors' rights or debtors' obligations generally, and (b) general principles of equity including the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

  6. The execution and delivery of the Agreement and the Debenture Agreement do not, and the consummation of the transactions contemplated by the Agreement and the Debenture Agreement and the compliance with the terms, conditions and provisions of the Agreement and the Debenture Agreement by the Seller, will not (a) contravene any provision of the articles of incorporation or bylaws of Seller, NEI or Aptus; or (b) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under, under any indenture, mortgage, loan or credit agreement, license, contract or any other agreement or commitment to which Aptus or NEI is a party or by which either of them or any of their assets may be bound or affected and which is known to me after due inquiry, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, which is known to me after due inquiry, or any applicable law, rule or regulation except in the case of clause (b) for violations and defaults that will not have a result in a Material Adverse Effect or will not materially impair the ability of Seller to perform its obligations under the Agreement.

  7. To the best of my knowledge, except as scheduled in the Agreement, there are no actions, suits, investigations or proceedings pending or threatened against or affecting NEI or Aptus or any of their assets or affecting the NEI Shares or any of Seller's rights thereto, at law or in equity, by or before any court or governmental department, agency or instrumentality. To the best of my knowledge, except as scheduled in the Agreement, there are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting NEI or Aptus, or any of its assets or businesses or affecting the NEI and Aptus Shares or any of the Seller's rights thereto.

  8. The waiting period under HSR Act with respect to the transaction contemplated by the Agreement has been terminated. No consent, approval or authorization of, or registration or filing with any governmental authority or other regulatory agency, is required in connection with the execution and delivery of the Agreement or the consummation of the transactions contemplated thereby, except such as have been made or obtained except where the failure to make or obtain such governmental or regulatory agency consent individually or in the aggregate will not result in a Material Adverse Effect or materially impair the ability of Seller to perform its obligations under the Agreement.

  I am licensed to practice law only in the Commonwealth of Pennsylvania, and accordingly, the foregoing opinion is based on and is limited to the present law of the Commonwealth of Pennsylvania and the present federal law of the United States of America, and I express no opinion with respect to the law of any other jurisdiction.

  This opinion is for the sole benefit of the addressee and may not be relied upon by any other person other than the addressee without the express prior written consent of the undersigned.
The
opinions expressed herein are as of the date hereof and I make no undertaking to amend or supplement such opinions if facts come to my attention or changes in the present law of the jurisdictions mentioned herein occur which could affect such opinions.

  The opinions expressed herein are based on states of facts and law as they exist on the date hereof.

  Nothing contained herein shall create any obligation or right to look to me individually for any claim, liability, damage, loss or expense whatsoever whether arising in contract, in tort (including negligence and strict liability) or otherwise in connection with this opinion, or otherwise in connection with the transactions contemplated therein.

                                Sincerely,

                          EXHIBIT 9.3.9

             OPINION TO SELLER FROM COUNSEL TO BUYER



                                March 31, 1995



Westinghouse Electric Corporation
Westinghouse Building
6 Gateway Center
Pittsburgh, PA  15222

RE:    Acquisition of National Electric, Inc.

Ladies and Gentlemen:

  I am Counsel of Rollins Environmental Services, Inc. ("Buyer").

I have acted as counsel to Buyer in connection with its
acquisition
of National Electric, Inc. pursuant to a Stock Purchase Agreement between Buyer and Westinghouse Electric Corporation entered into on the 7th of March, 1995 (the "Agreement"); Buyer's issuance of the
Senior Unsecured Debentures dated                             to
Westinghouse ("Senior Debentures") and the Subordinated
Convertible
Debentures issued to Westinghouse and dated

   ("Convertible Debentures"); and the obligations under the Debenture Purchase Agreement between Buyer and Westinghouse dated

                            ("Debenture Agreement").  The Senior
Debentures, Convertible Debentures and Debenture Agreement are herein after referred to as the Collateral Agreements.

  In so acting, I have considered such matters of law and of fact, and relied upon such certificates and other information furnished to me, as I have deemed appropriate as a basis for the opinions set forth below.

  This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA
Section of Business Law (1991).

  Based upon the foregoing, I am of the opinion that:

  1. Buyer is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to enter into the Agreement and the Collateral Agreements and to carry out its obligations thereunder.

  2. The Agreement and the Collateral Agreements have been duly authorized, executed and delivered by the Buyer and constitute the legal, valid and binding obligations of Buyer enforceable in accordance with their terms, except (a) that such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other laws, decisions or equitable principles now or hereafter in effect relating to or affecting the enforcement of creditors' rights or debtors' obligations generally, and (b) general principles of equity including the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

  3. The execution and deliver of the Agreement and the Collateral Agreements do not, and the consummation of the transactions contemplated by the Agreement and the Collateral Agreements and the compliance with the terms, conditions and provisions of the Agreement and the Collateral Agreement by the Buyer, will not (a) contravene any provision of the articles of incorporation or by-laws of the Buyer; or (b) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any indenture, mortgage, loan or credit agreement, license, contract or any other agreement or commitment to which the Buyer is a party or any other agreement or commitment to which the Buyer is a party or by which its assets may be bound or affected and which is known to me after due inquiry, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, which is known to me after due inquiry, or any applicable law, rule or regulation except in the case of clause (b) for violations and defaults that will not have or result in a Material Adverse Effect or will not materially impair the ability of Buyer to perform its obligations under the Agreement and the Collateral Agreements.

  4. To the best of my knowledge, after due inquiry, there are no actions, suits, investigations or proceedings pending or threatened against or affecting the Buyer or any of its assets at law or in equity, by or before any court or governmental department, agency or instrumentality affecting, challenging or contesting Buyer's execution and performance of the Agreement or the Collateral Agreements.

  5. The waiting period under HSR Act with respect to the transaction contemplated by the Agreement has been terminated.
No
consent, approval or authorization of, or registration or filing with any governmental authority or other regulatory agency, is required in connection with the Buyer's execution and delivery of the Agreement or the Collateral Agreements or the consummation of the transactions contemplated thereby, except such as have been made or obtained except where the failure to make or obtain such governmental or regulatory agency consent individually or in the aggregate will not result in a Material Adverse Effect or materially impair the ability of Buyer to perform its obligations under the Agreement or the Collateral Agreements.

  I am licensed to practice law only in the Commonwealth of Pennsylvania, and accordingly, the foregoing opinion is based on and is limited to the present law of the Commonwealth of Pennsylvania and the present federal law of the United States of America, and I express no opinion with respect to the law of any other jurisdiction.

  This opinion is for the sole benefit of the addressee and may not be relied upon by any other person other than the addressee without the express prior written consent of the undersigned.
The
opinions expressed herein are as of the date hereof and I make no undertaking to amend or supplement such opinions if facts come to my attention or changes in the present law of the jurisdictions mentioned herein occur which could affect such opinions.

  The opinions expressed herein are based on states of facts and law as they exist on the date hereof.

  Nothing contained herein shall create any obligation or right to look to me individually for any claim, liability, damage, loss or expense whatsoever whether arising in contract, in tort (including negligence and strict liability) or otherwise in connection with this opinion, or otherwise in connection with the transactions contemplated therein.

                                Very truly yours,



                                Klaus M. Belohoubek
                                Assistant Secretary

KMB/gmh